Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and between

AEROFLEX INCORPORATED (or its designated Affiliate)

(the “Buyer”)

and

EMRISE ELECTRONICS CORPORATION

(the “Seller”)

Dated June 7, 2010

i

3.27	Customers and Suppliers	28
3.28	Affiliate Transactions	28
3.29	Backlog	29
3.30	Approval of Parent’s Lender	29
3.31	Indebtedness Free Status of Company at Closing	29
3.32	No Prior Inemnification Claims; No Waiver	29
3.33	Disclosure	29

ARTICLE IV INTENTIONALLY OMITTED		30

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		30
5.1	Incorporation and Authority	30
5.2	Investment Representation	30
5.3	Consents and Governmental Approvals	30
5.4	No Conflict	30
5.5	Brokers and Finders	30
5.6	Financial Capability and Commitment	31
5.7	Absence of Litigation	31

ARTICLE VI CONDITIONS TO BUYER’S OBLIGATIONS		31
6.1	Governmental Consents	31
6.2	No Law or Action	31
6.3	Representations and Warranties; Covenants	31
6.4	Third Party Consents	31
6.5	Resignation of Officers and Directors	32
6.6	Material Adverse Effect	32
6.7	Satisfaction of Closing Date Indebtedness	32
6.8	FIRPTA Certificate	32
6.9	Delivery of Other Documents, Certificates and Agreements	32
6.10	ISRA	32
6.11	Deferred Purchase Price Obligations; Employee Retention Bonuses	33
6.12	Equipment Purchase Agreements	33

ARTICLE VII CONDITIONS TO THE SELLER’S OBLIGATIONS		33
7.1	Governmental Consents	33
7.2	No Law or Action	33
7.3	Representations and Warranties, Covenants	33
7.4	Closing Payment	33
7.5	Closing Date Indebtedness	34
7.6	Stockholders Meeting	34

ARTICLE VIII ADDITIONAL COVENANTS OF THE PARTIES		34
8.1	Conduct of the Business Prior to the Closing	34
8.2	Access to Information	36
8.3	Public Announcements; Confidentiality	36
8.4	Regulatory and Other Authorizations, Consents	36
8.5	Reasonable Efforts; Further Action	37

ii

8.6	Notification of Certain Matters	37
8.7	Tax Matters	37
8.8	Exclusivity	40
8.9	Payoff Letters	42
8.10	Termination of Intercompany Accounts	42
8.11	Covenant Not to Compete	42
8.12	Proprietary Information, Confidential Records; Intellectual Property Rights	43
8.13	ISRA Compliance	45
8.14	Assignment of Non-Disclosure Agreements and Non-Competition Agreements	45
8.15	Payment of Employee Retention Bonuses	46
8.16	Assignment of Indemnification Rights	46
8.17	Guarantee of Parent	46

ARTICLE IX INDEMNIFICATION		46
9.1	Survival	46
9.2	Indemnification	46
9.3	Method of Asserting Claims, etc.	48
9.4	Losses Net of Insurance, Third Party Recoveries	50
9.5	No Consequential Damages	50

ARTICLE X SETTLEMENT OF CLAIMS AND ESCROW		50
10.1	Priorities of Payment	50
10.2	Escrow Claim Payments	50
10.3	Outstanding Claims	50
10.4	Distributions Out of the Escrow Account	50

ARTICLE XI MISCELLANEOUS PROVISIONS		51
11.1	Termination of the Agreement; Effect of Termination	51
11.2	Notice	52
11.3	Entire Agreement	53
11.4	Assignment; Binding Agreement	53
11.5	Counterparts	53
11.6	Headings; Interpretation	53
11.7	Expenses	53
11.8	Specific Performance	53
11.9	Governing Law	54
11.10	No Third Party Beneficiaries	54
11.11	Amendments and Waivers	54
11.12	Severability	54

Exhibits

A	Definitions

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of the 7th day of  June, 2010 (the “Effective Date”), by and between Aeroflex Incorporated, a Delaware corporation, or its designated Affiliate (the “Buyer”), and Emrise Electronics Corporation, a New Jersey corporation (the “Seller”).

RECITALS

WHEREAS, the Seller owns, beneficially and of record, all of the issued and outstanding shares of common stock (the “Shares”) of Custom Components, Inc. (“CCI”).  CCI owns, beneficially and of record, 80% of the issued and outstanding shares of the common stock of Advanced Control Components, Inc., a New Jersey corporation (the “Company”), and the Seller owns, beneficially and of record, 20% of the issued and outstanding shares of the common stock of the Company, (the “Seller’s Company Shares”, and together with the shares of the Company common stock owned by CCI, collectively, the “Company Common Stock”). The Company and CCI are sometimes referred to herein as the “Acquired Companies”);

WHEREAS, for the purpose of acquiring the Company and the Company Common  Stock (the “Purpose”), the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer, the Shares and the Seller’s Company Shares on the terms and subject to the conditions set forth herein; and

WHEREAS, unless specifically indicated or the context otherwise requires, consistent with the Purpose, any reference to the Acquired Companies collectively shall be deemed to constitute a reference as well to each of CCI and the Company individually.

NOW, THEREFORE, in consideration of the premises, the representations and warranties and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                                 Specific Definitions.  As used in this Agreement, the terms identified on Exhibit A attached hereto shall have the meanings set forth or referred to in such Exhibit A.

1.2                                 Other Terms.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3                                 Other Definitional Provisions.

(a)                                  The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                                 Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)                                  References herein to “days,” unless otherwise indicated, are to consecutive calendar days.

(d)                                 References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.

(e)                                  All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with GAAP consistently applied.

(f)                                    The terms defined in the singular herein shall have a comparable meaning when used in the plural, and vice versa.

(g)                                 All references to “dollars” or “$” shall mean “U.S. dollars.”

(h)                                 All references herein to a particular “Schedule” shall mean such schedule as it is included in the Disclosure Schedules attached hereto.

(i)                                     References to any United States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the United States be deemed to include what most nearly approximates in that jurisdiction to the United States legal term.

ARTICLE II
PURCHASE AND SALE

2.1                                 The Shares; Purpose.  In reliance upon the representations and warranties by Seller and on the terms and subject to the conditions set forth in this Agreement, at the Closing, to effectuate and accomplish the Purpose, the Seller shall sell, assign, transfer and deliver the Shares and the Seller’s Company Shares to the Buyer and the Buyer shall purchase and accept the Shares and the Seller’s Company Shares from the Seller.

2.2                                 Purchase Price; Manner of Payment.

(a)                                  The aggregate purchase price for the Shares and the Seller’s Company Shares shall be Twenty Million ($20,000,000) Dollars (the “Purchase Price”).  The Buyer shall pay the Purchase Price at the Closing by delivering to the Seller (in the amounts and to the bank accounts directed in writing thereby) an amount of cash by wire transfer of immediately available funds equal to the Purchase Price less, to the extent outstanding as of the Closing (i) the aggregate amount of (A) the Indebtedness owed by Parent under a credit facility with GVEC Resource IV Inc. (the “Lender”) and all other Indebtedness owed to the Lender (the “Lender Indebtedness”), (B) that amount of the deferred purchase price payments owed by the Seller to the Brand Group Sellers under the Stock Purchase Agreement dated May 23, 2008, as amended (the “May 23, 2008 Agreement”), as set forth on Schedule 2.2(b) (the “Deferred Purchase Price

Obligation”, and together with the Lender Indebtedness, the “Closing Date Indebtedness”) and (ii) the sum of One Million ($1,000,000) Dollars (the “Escrow Deposit”), to be delivered to the Escrow Agent and held and maintained in an interest bearing account (the “Escrow Account”) and released, disbursed and/or distributed therefrom by the Escrow Agent in accordance with the terms and provisions of Article X of  this Agreement and the Escrow Agreement. The Escrow Account shall serve as a resource for the satisfaction of the Seller’s indemnification obligations pursuant to Section 9.2(a) hereof, and, if necessary, at the Buyer’s election, the recovery, in whole or in part, of the Deficiency Payment, if any. The Purchase Price less the Closing Date Indebtedness and the Escrow Deposit shall be referred to herein as the “Closing Payment.”  The Purchase Price (but not the Escrow Deposit correspondingly) is subject to adjustment as provided in Section 2.7.

(b)                                 At the Closing, the Buyer will pay the Closing Date Indebtedness to the appropriate Persons by wire transfer of immediately available funds pursuant to the Payoff Letters and wiring instructions furnished by such Persons, as set forth on Schedule 2.2(b).

2.3                                 Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599, at 10:00 a.m. local time on the second (2nd) Business Day following the date on which all the conditions to Closing in Articles VI and VII are satisfied or waived, or at such other place, such other date or at such other time as may be mutually agreed upon in writing by the Parties (the day on which the Closing takes place being the “Closing Date”).  Notwithstanding anything to the contrary herein, the Closing will be deemed to have taken place at 12:01 a.m. on the Closing Date (the “Effective Time”).

2.4                                 Deliveries of the Seller at Closing.  Subject to satisfaction of the conditions to the obligations of the Seller in Article VII, at the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following:

(a)                                  all of the certificates evidencing the Shares and the Seller’s Company Shares, each duly endorsed for transfer to the Buyer or accompanied by a stock power duly executed in blank; and

(b)                                 all of the certificates, resignations, agreements, resolutions, documents and other instruments set forth in Article VI.

2.5                                 Deliveries of Buyer at Closing.  Subject to satisfaction of the conditions to the obligations of the Buyer in Article VI, at the Closing, the Buyer shall:

(a)                                  Pay the Closing Payment in accordance with Section 2.2(a);

(b)                                 Pay  the Closing Date Indebtedness to the appropriate Persons pursuant to the Payoff Letters (as applicable) and wiring instructions furnished by such Persons in accordance with Sections 2.2 (b) and the Escrow Deposit to the Escrow Agent pursuant to Section 2.2 (a); and

(c)                                  deliver to the Seller all of the certificates, agreements, documents and other instruments set forth in Article VII hereof.

2.6                                 Closing Date Balance Sheet.

(a)                                  Within one hundred and twenty (120) days following the Closing Date, the Buyer shall prepare or cause to be prepared, at the Buyer’s expense and in good faith, and submit to the Seller an unaudited consolidated balance sheet of the Acquired Companies as of the Effective Date (the “Closing Date Balance Sheet”).  The Closing Date Balance Sheet shall be prepared in accordance with GAAP consistent in all respects (including classification and presentation of line items) with the Company’s Past Practices (the “Accounting Principles”).  The Seller shall cooperate with the Buyer to the extent reasonably requested so that the Buyer may prepare or cause to be prepared the Closing Date Balance Sheet within the aforementioned 120-day time period.

(b)                                 In the event the Seller disputes the Closing Date Balance Sheet as delivered by the Buyer, the Seller shall provide written notice (a “Notice of Dispute”) specifying in reasonable detail all points of disagreement with the Closing Date Balance Sheet to the Buyer within forty-five (45) days after receipt of the Closing Date Balance Sheet.  If the Seller fails to deliver a Notice of Dispute within such 45-day period, then the Closing Date Balance Sheet as delivered by the Buyer shall be used for purposes of Section 2.7.  If the Seller delivers a Notice of Dispute within such 45-day period, the Buyer and the Seller shall endeavor in good faith to resolve all specified points of disagreement within fifteen (15) days after the Buyer’s receipt of the Notice of Dispute.  If the dispute is not resolved within such 15-day period, either the Buyer or the Seller may refer the dispute to the CPA Firm, which shall act as an expert and not as an arbitrator, to finally determine, as soon as practicable, all points of disagreement with respect to the Closing Date Balance Sheet.  For purposes of the foregoing, each of the Buyer and the Seller shall submit a proposed Closing Date Balance Sheet to the CPA Firm and to the other Party, accompanied by such additional information explaining its position with respect to the Closing Date Balance Sheet as it desires to submit within the applicable time period described below.  Each of the Buyer and the Seller shall, prior to the time of such submission, be free to revise positions they have maintained in prior drafts of the Closing Date Balance Sheet and related discussions, but the Buyer and the Seller shall not be permitted to further modify their proposed Closing Date Balance Sheet once these are submitted to the CPA Firm.  The CPA Firm shall deliver its written determination within twenty (20) days following its receipt of the Seller’s revised Closing Date Balance Sheet or such longer period of time as the CPA Firm determines necessary (not to exceed sixty (60) days).   In making its determination hereunder, the CPA Firm shall apply the terms of this Section 2.6, and shall not make a determination that will result in the Seller or the Buyer receiving an amount greater than the amount sought by the Seller or the Buyer, as the case may be.  The CPA Firm shall make its determination based solely on the presentations and supporting material provided by the Parties and not pursuant to any independent review or investigation.  The fees and expenses of the CPA Firm incurred in connection with the determination of the Closing Date Balance Sheet in accordance with this Section 2.6 shall be allocated equally between the Buyer and the Seller. Each of the Parties shall bear responsibility for their own outside counsel and accounting fees and expenses. All determinations by the CPA Firm shall be final, conclusive and binding with respect to the Closing Date Balance Sheet.

(c)                                  The Buyer and the Seller shall cooperate with each other in attempting to resolve any points of disagreement referred to in Section 2.6(b), including the Buyer making reasonably available to the Seller and its representatives, to the extent reasonably requested, all books, records, work papers related to, or relied upon by the Buyer in connection with, the preparation of the Closing Date Balance Sheet; provided, however, that the Seller and its representatives shall conduct their work in a manner that does not unreasonably interfere with or disrupt the conduct of the Company after the Closing.

2.7                                 Adjustment to the Purchase Price.

The Purchase Price shall be subject to downward adjustment on a dollar for dollar basis in the event the Adjusted  Net Working Capital based on the Closing Date Balance Sheet as finally determined (by agreement or otherwise) in accordance with Section 2.6 is less than the Adjusted Net Working Capital Target Amount.  The Seller shall pay to the Buyer the amount of any such Purchase Price adjustment (a “Deficiency Payment”) under this Section 2.7 within five (5) Business Days after the amount of the Deficiency Payment has been finally determined.  Any Deficiency Payment required under this Section 2.7 shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as the Deficiency Payment. The Deficiency Payment shall be treated as an adjustment to the Purchase Price.

2.8                                 Excluded Assets.  Prior to the Closing, the Seller shall cause the Company to pay or distribute to the Seller, as contemplated in Section 8.1(a)(v), effective immediately prior to the Closing, all of the cash of the Company (the “Excluded Assets”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller hereby makes the following representations and warranties to the Buyer:

3.1                                 Organization and Qualification.  Each of the Acquired Companies has been duly incorporated or formed, is validly existing and in good standing (or its equivalent under Law) under the laws of the jurisdiction of its incorporation or formation, and has all requisite power (corporate or otherwise) and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by such  Acquired Company.  Each Acquired Company is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing (or its equivalent under Law) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or license necessary.  A complete and accurate list of the respective jurisdictions in which each of the Acquired Companies is qualified or licensed to do business as a foreign corporation or other entity are set forth on Schedule 3.1.  True and complete copies of the certificate of incorporation and bylaws of each of the Acquired Companies (in each case, as amended to the date of this Agreement), have been made available by the Seller for review by the Buyer.

3.2                                 Authorization.  The Seller has all requisite capacity and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  No other actions on the part of any other Person are necessary to authorize Seller’s execution and delivery of this Agreement or any of the Related Documents and the performance of Seller’s obligations hereunder and thereunder.  This Agreement has been duly and validly executed and delivered by the Seller, as applicable, and constitutes a legal, valid and binding obligation of the Seller, as applicable, enforceable against the Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or equity (collectively, “Bankruptcy Laws and Equitable Principles”).

3.3                                 Capitalization of the Acquired Companies.

(a).  The authorized capital stock of the Company consists of 2,500 shares of common stock, no par value, of which 100 shares are issued and outstanding and constitute the Company Common Stock as defined in the Recitals.  The Company Common Stock constitutes all of issued and outstanding Equity Securities of the Company.  The Company Common Stock (i) has been duly authorized and validly issued, (ii) is fully paid and nonassessable, (iii) has been issued in accordance with the Articles of Incorporation and bylaws of the Company, (iv) is not subject to any preemptive rights and (v) was issued in accordance with, and not in violation of, the Securities Act or any other applicable Laws (including state “Blue Sky” laws). CCI owns beneficially and of record 80% of the  Company Common Stock free and clear of all Liens, and has the right, power and authority to sell and transfer such shares of the Company Common Stock to Buyer in the manner provided herein. Seller owns beneficially and as of record the Seller’s Company Shares, representing 20% of the issued and outstanding shares of the Company Common Stock, free and clear of all Liens and has the right, power and authority to sell and transfer the Seller’s Company Shares to Buyer in the manner provided herein. None of the Seller, CCI or the Company has issued or granted any outstanding options, warrants, rights, calls or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or any other Equity Securities of the Company.  There are no commitments or obligations of any kind or character providing for the issuance of additional shares of the Company Common Stock or any other Equity Securities of the Company, the sale of treasury shares, or the repurchase, redemption or other acquisition of shares of the Company Common Stock or any other Equity Securities of the Company, or any obligations arising from cancelled stock.  There are no agreements or circumstances of any kind which may obligate CCI or the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Company Common Stock or any other Equity Securities of the Company.  There are no voting trusts and no stockholder agreements, proxies or other agreements in effect to which the Seller, CCI or the Company is a party or by which any of them may be bound with respect to the voting or transfer of the shares of the Company Common Stock.

(b)   The authorized capital stock of CCI consists of 1,000 shares of common stock, of which 50 shares are issued and outstanding and comprise the Shares as defined in the Recitals.  The Shares constitute all of the issued and outstanding Equity Securities of CCI.  The Shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) have been issued in accordance with the Articles of Incorporation and bylaws of CCI, (iv) are not subject to any preemptive rights and (v) were issued in accordance with, and not in violation of, the Securities Act or any other applicable Laws (including state “Blue Sky” laws).  The Seller owns beneficially and of record the Shares free and clear of all Liens, and has the right, power an authority to sell and transfer the Shares to Buyer in the manner provided herein.  Neither Seller nor CCI has issued or granted any outstanding options, warrants, rights, calls or other securities convertible into or exchangeable or exercisable for shares of common stock of CCI or any other Equity Securities of CCI.  There are no commitments or obligations of any kind or character providing for the issuance of additional shares of common stock or any other Equity Securities of CCI, the sale of treasury shares, or the repurchase, redemption or other acquisition of shares of common stock or any other Equity Securities of CCI, or any obligations arising from cancelled stock.  There are no agreements or circumstances of any kind which may obligate the Seller or CCI to issue, purchase, register for sale, redeem or otherwise acquire any of its common stock or any other Equity Securities of CCI.  There are no voting trusts and no stockholder agreements, proxies or other agreements in effect to which the Seller or CCI is a party or by which any of them may be bound with respect to the voting or transfer of the Shares.

3.4                                 Subsidiaries.  The only subsidiary of CCI is the Company. The Company has no subsidiaries.

3.5                                 No Conflict.  Neither the execution and delivery of this Agreement or the Related Documents nor the consummation of the transactions contemplated hereby and thereby will, with the passage of time or notice or both, directly or indirectly (i) violate or conflict with any provisions of the incorporation or organizational documents, as applicable, of either of the Acquired Companies or of the Seller, or any resolution adopted and still in force and effect by the board of directors or the stockholders of any of the Seller, CCI, the Company or Parent (ii) result in a breach of any of the terms or provisions of, or constitute a violation or default under, or conflict with, any Law applicable to the Seller, Parent or the Acquired Companies or any judgment, decree, Order or award of any Governmental Authority or arbitrator to which any one or more of  the Seller, Parent or the Acquired Companies  is a party or may be bound, (iii) violate, or be in conflict with, or constitute a default under, or result in the termination of, accelerate the performance required by, cause the acceleration of the maturity of any liability or obligation, or result in the creation or imposition of any Lien upon the Shares, the Seller’s Company Shares, the Company Common Stock or the Assets  under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, or other agreement to which any one or more of  the Seller, CCI, the Company or Parent is a party (including the Material Contracts) or to which any one or more of the Seller, CCI  the Company or Parent may be bound or affected or to which the Shares or the Assets may be subject;  (iv) cause the Buyer to become subject to, or liable for, the payment of any Tax; (v) violate or conflict with the terms of, or result in the right of a Governmental Authority to terminate, suspend or materially modify any Permit or other authorization of any Governmental Authority relating to the Company’s Business or the Assets owned or used by the Company in the conduct of the Business.

3.6                                 Consents and Government Approvals.  Except as set forth on Schedule 3.6, no consent, waiver, approval, authorization, license, Order or permit of, or declaration, filing or registration with, novation by, or notification to, any Governmental Authority, or any other Person, is required to be made or obtained by the Seller or either of the Acquired Companies or any of their respective Affiliates in connection with the execution, delivery and performance of this Agreement or the Related Documents or the consummation of the transactions contemplated hereby or thereby.

3.7                                 Financial Statements.

(a)                                  Attached as Schedule 3.7(a) are true and complete copies of the (i) Financial Statements and (ii) Interim Financial Statements.  Except as set forth on Schedule 3.7(a), all such financial statements (i) were prepared in accordance with GAAP, applied on a basis consistent with Past Practice for the periods involved, (ii) fairly present the financial condition, results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, and (iii) accurately and correctly reflect in all material respects the books of account and other financial records of the Company.

(b)                                 Attached as Schedule 3.7(b) are true and complete copies of the (i) CCI Financial Statements and (ii) CCI Interim Financial Statements.  Except as set forth on Schedule 3.7(b), all such financial statements (i) were prepared in accordance with GAAP, applied on a basis consistent with Past Practice for the periods involved, (ii) fairly present the financial condition, results of operations of the CCI as of the respective dates thereof and for the respective periods covered thereby, and (iii) accurately and correctly reflect in all material respects the books of account and other financial records of CCI

(c)                                  Neither CCI nor the Company has any liabilities of any kind (known or unknown, fixed, accrued, absolute or contingent) other than liabilities: (i) reflected and reserved against in, respectively, the CCI Interim Financial Balance Sheet or the Interim Financial Balance Sheet; or (ii) incurred, in the case of CCI, since the CCI  Interim Balance Sheet Date and in the case of the Company, since the Interim Balance Sheet Date, in the Ordinary Course of Business, consistent with CCI’s or the  Company’s Past Practice, as the case may be.

(d)                                 The respective books of account and other financial records of the Acquired Companies are complete and accurate in all material respects and have been properly maintained in all material respects in accordance with applicable Law.

3.8                                 Absence of Certain Changes or Events.  Since the CCI Interim Balance Sheet Date and the Interim Balance Sheet Date, respectively, except as set forth on Schedule 3.8, each of CCI and the Company has conducted its business and affairs only in the Ordinary Course consistent with Past Practice and with respect to either or both, there has not been any:

(a)                                  Material Adverse Effect or any action taken or events or circumstances occurring or existing which could reasonably be expected to have a Material Adverse Effect;

(b)                                 (i) except for normal periodic increases in the Ordinary Course of Business consistent with Past Practice, increase in the compensation payable or to become payable by the Acquired Companies to any of their respective Personnel, (ii) bonus, incentive compensation, service award or other like benefit granted, made or accrued, contingently or otherwise, for or to the credit of any of their respective Personnel, except in the Ordinary Course of Business consistent with Past Practice, (iii) welfare, pension, retirement, profit-sharing, incentive compensation or similar plan, program, payment or arrangement adopted, made or agreed to by the Acquired Companies for any of their respective Personnel except pursuant to the existing Employee Plans described on Schedule 3.21(a) or (iv) new employment, severance or change of control agreements entered into with Personnel to which either of the Acquired  Companies is a party or otherwise bound;

(c)                                  addition to, or modification of, the Employee Plans, other than contributions to such plans made in accordance with the normal practices of the Acquired Companies;

(d)                                 (i) sale, assignment or transfer of any Assets other than sales of finished goods inventory, obsolete Assets or Assets replaced in the Ordinary Course of Business consistent with Past Practice, or (ii) any sale, assignment or transfer of any Assets to the Seller or its Affiliates;

(e)                                  waiver of any rights of substantial value to the Acquired Companies;

(f)                                    entry into, cancellation, termination or amendment of any Material Contract or other instrument material to the Acquired Companies;

(g)                                 capital expenditures (or commitment to make a capital expenditures);

(h)                                 failure to operate the business of  the Company in the Ordinary Course so as to use reasonable efforts to preserve such business intact, to keep available the services of the Personnel of each, and to preserve the goodwill of the suppliers, customers and others having business relations with the Company;

(i)                                     change in accounting methods or practices by the Acquired Companies;

(j)                                     revaluation by the Company of any of its Assets, including writing off notes or accounts receivable or revaluing inventory;

(k)                                  declaration, setting aside for payment or payment of dividends or distributions in respect of any Equity Securities of the Company or CCI;

(l)                                     issuance or reservation for issuance by CCI or the Company of, or commitment (including any stock option or other stock-incentive award) to issue or reserve for issuance of, any Equity Securities of CCI or the Company, respectively;

(m)                               filing of any amended Tax Return, making of any Tax election or entering into any agreement in respect of Taxes, including the settlement of any Tax controversy, adoption or change of any accounting method in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(n)                                 termination or threatened termination of, or any substantial modification to, the relationship of the Company with any material customer or supplier;

(o)                                 creation, incurrence or assumption of any Indebtedness or mortgage on, or pledge of, or action taken which subjects to any lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except Permitted Liens, any of the Assets;

(p)                                 material change in the form or manner of the distribution of the Company’s products or services or in the manner in which deliveries or performance of services are made or effected in connection with the backlog of the Company’s orders other than in the Ordinary Course;

(q)                                 material change in the Company’s practice of pricing, discounting for sales of finished goods, ordering supplies and raw materials, shipping finished goods, accepting returns and honoring warranty obligations, invoicing customers, and collecting receivables;

(r)                                    action taken other than in the Ordinary Course of the  business of CCI or the Company; or

(s)                                  agreement by CCI or  the Company to do any of the foregoing.

3.9                                 Absence of Litigation.  (i) Except as set forth on Schedule 3.9(i), there is no Action pending or, to the Seller’s Knowledge, threatened against the Company, CCI or the Seller or involving any of the Shares, the Company Common Stock or the Assets; (ii) the Company, CCI or any of the Assets are not subject to any Order; and (iii) the Acquired Companies are not now, and during the past five (5) years have not been, the subject of any pending or, to the Seller’s Knowledge, threatened investigation by any Governmental Authority. There is no action pending or, to the Seller’s Knowledge, threatened, which is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated herein. There is no Order to which the Company or CCI or any of the assets owned or used by the Company or CCI is subject.

3.10                           Compliance with Law.

(a)                                  Each of the Acquired Companies is, and at all times during the three year period prior to the Effective Date, has been, in compliance with all Laws.  Neither the Seller nor either of the Acquired Companies has received any notice to the effect that the Company or CCI, as the case may be, is not in compliance with any Law applicable to the Company or CCI or any of their respective  operations or Assets.  Neither the Company nor CCI has, since its incorporation, conducted any internal investigation in connection with which the Company or CCI retained outside legal counsel for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of any Law by the Company or CCI  or any of their respective Personnel.

(b)                                 Each of the Acquired Companies is, and at all times during the three year period prior to the Effective Date, has been, in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the “Export Control Laws”). Except as set forth on Schedule 3.10(b), the Acquired Companies have  not received any communication that alleges that either CCI or the Company is not, or may not be, in compliance with, or has, or may have, any liability under, the Export Control Laws or are there any facts or circumstances or other basis of which the Seller has  knowledge which could reasonably be expected to result in such liability or which would have required either of the Acquired Companies (or the Seller or Parent derivatively) to have made a voluntary disclosure thereunder.

(c)                                      Neither the Company, CCI nor any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, Federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions or controls, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations.

(d)                                             Since August 20, 2008, the Company has designed and taken steps to implement a system of internal accounting controls to comply, in all material respects, with all legal and accounting requirements applicable to the Company.

(e)                                              Since August 20, 2008, the Acquired Companies have not received any complaints, allegations, assertions or claims that the Company or CCI has engaged in questionable accounting practices.

3.11                           Stock Record and Minute Books; Directors and Officers; Books and Records.  The stock record books and minute books of each of the Acquired Companies are true, correct and complete and have been maintained in all material respects in accordance with applicable Law.  True, correct and complete copies of the certificate of incorporation and other organizational documents of the Company and CCI (and all amendments thereto), stockholder and board of directors minutes of meetings (or unanimous consents taken in lieu of meetings) conducted during the last three (3) years and the certificates evidencing the Shares and the Company Common Stock, have been previously furnished to the Buyer.  Schedule 3.11 lists the directors and officers of CCI and the Company.

3.12                           Material Contracts; Government Contracts.

(a)                                  CCI has no Material Contracts. Schedule 3.12(a) is a true, complete and correct list of the Contracts to which the Company is a party or by which the Assets are bound which are material to the Business (each such Contract required to be disclosed on Schedule 3.12(a), a “Material Contract”):

(i)                                     any Contract, other than agreements with vendors and suppliers, that the Company reasonably anticipates will involve aggregate payments by or to the Company of more than $50,000;

(ii)                                  any lease, including the Leases, or license of real property;

(iii)                               any lease or license of personal property involving annual lease payments in excess of $50,000;

(iv)                              any Contract containing covenants limiting the freedom of the Company or any of its respective Personnel to engage in any line of business or compete with any Person or to maintain the confidentiality of any confidential information;

(v)                                 any distribution, franchise, license, sales, commission, consulting agency or advertising Contract which is not cancelable on thirty (30) calendar days’ notice without payment or penalty;

(vi)                              any Contract relating to, or instrument evidencing, any Indebtedness of the Company;

(vii)                           any Contract relating to the sale or disposition of Assets (other than the sale of inventory or obsolete or worn-out Assets or Assets replaced in the Ordinary Course of Business consistent with Past Practice);

(viii)                        any Contract relating to Intellectual Property Rights that are used or held for use in the operation of the Business;

(ix)                                any joint venture Contract, partnership agreement, or limited liability company agreement or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(x)                                   any Contract providing for capital expenditures after the date hereof;

(xi)                                any written warranty, guaranty or other similar undertaking of payment or performance extended or provided by the Company or CCI with respect to contractual performance or obligations of another Person, and any guarantee or undertaking of payment or performance extended or provided by another Person with regard to the contractual performance or obligations of the Company or CCI;

(xii)                             any Contract with any labor union or other representative of Personnel;

(xiii)                          any Contracts relating to the purchase of any business or Person (or all or any substantial portion of the assets of any business, business unit, facility or Person);

(xiv)                         any Contract for any charitable or political contribution;

(xv)                            any Contract with any present or former stockholder, director, officer, employee or consultant or for the employment of any Person, including any consultant; any Contract providing for the right of any current or former employee to receive benefits of any kind by reason of such employee’s employment with the Company;

(xvi)                         any Contract which contains a “change in control” clause which would give rise to severance obligations or termination rights and any Contract that provides for the payment of any monies dependent upon either the consummation of the transactions contemplated herein or the consummation of any prior transaction involving the transfer of ownership of the Company’s stock;

(xvii)                      any Contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person;

(xviii)                   any Contract with any sales agents or representatives or distributors;

(xix)                           any Contract with any of CCI, Seller, Parent or any other Affiliate of the Company;

(xx)                              (xx)                              any Contract with any vendor or supplier involving payments in full or on an annual basis in an amount exceeding $200,000; and

(xxi)                           any other Contract which is material to the operation of the Business or ownership of the Assets.

The Company has delivered to the Buyer true, correct and complete copies of all of the Material Contracts listed or required to be listed on Schedule 3.12(a), including all amendments and supplements and schedules thereto.

(b)                                 The Company is not and, to the Seller’s Knowledge, no other Person is in breach or violation of, or default under, any of the Material Contracts.  Except as set forth on Schedule 3.12(b), each Material Contract is in full force and effect and: (i) is a valid agreement, arrangement or commitment of the Company which is a party thereto, enforceable against the Company, subject to Bankruptcy Laws and Equitable Principles; and (ii) to the Seller’s Knowledge, is a valid agreement, arrangement or commitment of each other party thereto, enforceable against such party, subject to Bankruptcy Laws and Equitable Principles.  No condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default by the Company or, to the Seller’s Knowledge, any other Person under any Material Contract.  Except for those consents or approvals that have been obtained by the Company or are listed on Schedule 3.12(b), the failure of the Company to obtain the consent or approval of any party to any Contract listed or required to be listed on Schedule 3.12(a) will not result in a default, termination, breach, price re-determination, renegotiation or acceleration of any of such Material Contracts.

(c)                                  CCI has no Government Contracts. For purposes of this Agreement, the term “Government Contract” means any Contract, bid or proposal between the Company and any (i) Governmental Authority, including any facilities contract for the use of government-owned facilities or (ii) third party relating to a Contract with any Governmental Authority. A true and complete list of the Government Contracts is set forth in Schedule 3.12(c) and the Company has made available to the Buyer as of the date hereof, true and correct copies of each such Government Contract. With respect to each Government Contract (A) the Company has complied with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference, or by operation of law therein; (B) the Company has  complied with all requirements of all applicable Laws, or agreements pertaining to such Government Contract, including where applicable the “Cost Accounting Standards” disclosure statement of the Company; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and the Company has complied with all such representations and certifications; (D) neither the United States government nor any prime contractor, subcontractor, vendor or other Person who is a party to a Government Contract has notified the Company that the Company has breached or violated any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (E) the Company has not received any notice of termination for convenience, notice of termination for default, cure notice, show cause or notice pertaining to such Government Contract; (F) no cost incurred by the Company pertaining to such Government Contract has been questioned or challenged, is the subject of any audit (other than routine cost incurred audits) or investigation or has been disallowed by any Governmental Authority; and (G) no payments due to the Company pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company is entitled to all progress or other payments received with respect thereto.

(d)                                     Neither the Company nor any of its current or former directors, officers, or, to the Knowledge of the Seller, its current employees, consultants or agents is or has been under (i) any civil or criminal investigation or indictment by any Governmental Authority or (ii) material administrative investigation or material audit by any Governmental Authority, in either case with respect to any alleged improper act or omission arising under or relating to any Government Contract.

(e)                                      There exist (i) no outstanding claims against the Company, either by any Governmental Authority or by any prime contractor, subcontractor or vendor or other Person who is a party to a Government Contract, arising under or relating to any Government Contract, and (ii) no disputes between the Company and the United States government under the Contract Disputes Act, as amended, or any other federal statute, or between the Company and any prime contractor, subcontractor or vendor that is party to a Government Contract arising under or relating to any Government Contract  The Company has no liability in respect of any pending claim against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract that would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(f)                                                The Company has not been determined to be a responsible party or been debarred or suspended from participation in the award of contracts with the United States government or any other Governmental Authority (excluding, for this purpose, ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Knowledge of the Seller, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any of its directors, officers or employees.

3.13                           Title and Condition of Assets.

(a)                                  Except for 80 shares of the Company Common Stock and other than items specifically described on Schedule 3.13(a), CCI does not own any Assets. Except as set forth on Schedule 3.13(a), the Shares are owned by CCI, and the Seller’s Company Shares by Seller, respectively, free and clear of all Liens.

(b)                                 Except as set forth on Schedule 3.13(b), the Company owns and has good and marketable title to all items of machinery, equipment, lab equipment, office equipment, tools, spare parts, furniture and fixtures, leasehold improvements, automobiles and other fixed assets reflected as owned by the Company on the Interim Balance Sheet (the “Machinery and Equipment”), in each case free and clear of any Liens, except for Permitted Liens.  Except as set forth on Schedule 3.13, each item of Machinery and Equipment and each tangible asset that is leased or licensed by the Company is in good operating condition and repair (subject to normal wear and tear), to the extent applicable, has been maintained in accordance with the requirements of any lease or other agreement relating thereto, and is suitable for the purposes for which it is currently or has historically been used.  Except as set forth on Schedule 3.13(b), none of Machinery and Equipment is subject to any license or lease or other agreement granting to any Person any right to the use and enjoyment thereof. Except as set forth on Schedule 3.13, the Company owns, or, in the case of leases and licenses, has valid, enforceable and subsisting leasehold interests or licenses in, all of the assets and properties of whatever kind (whether real or personal, tangible or intangible) used in the Business, in each case free and clear of any Liens, except for Permitted Liens. All of the Machinery and Equipment and other tangible assets licensed and leased by the Company are sufficient to carry on the Business as conducted as of the Closing Date including the performance of the Material Contracts and the Government Contracts in effect on the Closing Date.

3.14                           Real Property.

(a)                                  The Acquired Companies do not own any interest in real property.  The Acquired Companies do not license any real property and CCI does not lease any real property.   Schedule 3.14(a) is a true, complete and correct list of the name of the record owner of all real property leased for use by the Company (the “Leased Real Property”) and a description of all of the related leases entered into by the Company (the “Leases”).  With respect to such Leases, except as set forth on Schedule 3.14(a):  (i) the Company does not owe, and will not in the future owe, any brokerage commissions or finder’s fees with respect to any such Lease; (ii) the other party to each such Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company; and (iii) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein.  Except as set forth on Schedule 3.14(a), the Company has a valid leasehold interest in, and enjoys peaceful and undisturbed possession (consistent with historical use and pursuant to the terms of the applicable Lease), of all Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens. All of the Leases are in full force and effect, all rent and other charges payable by the Company as a tenant or subtenant thereunder are and will be current as of the Closing Date, no notice of default or termination is outstanding and to the Knowledge of the Seller, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition. Except as set forth on Schedule 3.14(a), each

Lease will continue to remain in full force and effect on the same terms immediately after the consummation of the transactions contemplated herein. There are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person (other than the Company) the right to use or occupy any of the Leased Real Property or restricting the right of the Company to use any of the Leased Real Property so as to interfere with the operation of the Business.  The Leased Real Property is all of the real property used in the Business.

(b)                                 All Improvements owned, leased, or used by the Company on the Leased Real Property are in good condition and repair (subject to normal wear and tear), and such Improvements are free from structural defects.  The Company has obtained all Permits from any Governmental Authority having jurisdiction over any of the Leased Real Property required for the occupancy and use of any of the Leased Real Property by the Company, and any agreement, easement or other right from any other Person, necessary to permit the lawful use and operation of the Improvements and the Leased Real Property or any driveways, roads and other means of egress and ingress to and from any of the Leased Real Property and each such Permit, agreement, easement or other right is in full force and effect, and there is no pending or, to the Seller’s Knowledge, threatened Action which could result in the modification or cancellation thereof.  No Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person.

(c)                                  The Leased Real Property and the Improvements are sufficiently supplied with such water, storm and sanitary sewer, gas, electric, cable, telephone facilities and other utilities and services as are reasonably necessary for the operation of such Leased Real Property and Improvements as currently operated.

(d)                                 The Company has not received written notice of any special assessment relating to any Leased Real Property or any portion thereof, and no such special assessment is pending or, to the Seller’s Knowledge, threatened.  There are no pending or, to the Seller’s Knowledge, threatened condemnation or eminent domain Action with respect to any of the Leased Real Property.

(e)                                  The Company has delivered or made available to the Buyer true and correct copies of all title reports, title policies and surveys currently in the possession of the Seller or the Company with respect to any of the Leased Real Property.

(f)                                    The Company has not received any written notice that, nor to the Seller’s Knowledge is, the Leased Real Property, the Improvements or the current uses or operations conducted on the Leased Real Property in violation in any material respect of the Lease or the current zoning, building, fire, safety, health and sanitation Laws (whether in the form of ordinances, regulations, rules or otherwise).  There is no pending or, to the Seller’s Knowledge, contemplated rezoning of the Leased Real Property.

(g)                                 The Company has not filed, and has not retained anyone to file, any notice of protest against, or to commence action to review, any real property Tax assessment against the Leased Real Property or any portion thereof, which protest or action to review continues to be outstanding.

(h)                                 There currently are no liabilities greater than $25,000 under any Lease for dilapidations or otherwise to restore the Leased Real Property at the end of the term of such Lease.

3.15                           Intellectual Property Rights.

(a)                                  CCI does not own, have or possess the right to use any Intellectual Property Rights, including Trademarks, Patents, Copyrights, Domain Names, Inventions, and Software. Schedule 3.15(a) is a true, complete and correct list of all Patents, registered and unregistered Trademarks, registered Copyrights, Domain Names, Inventions and Software used or held for use by the Company.  With respect to each item of the Intellectual Property Rights listed on Schedule 3.15(a) that is identified as owned by the Company and any Trade Secrets used or held for use by the Company (the “Company Trade Secrets”), (i) the Company is the sole owner of, and possesses all right, title and interest in and to, such Intellectual Property Rights, free and clear of any Liens, except for Permitted Liens, (ii) such item is not the subject of any pending or, to the Seller’s Knowledge, threatened Action challenging the validity, enforceability, registration, use or ownership of such item in the listed jurisdiction and (iii) no other Person has the right to use any such item, except pursuant to a Material Contract that has been identified and provided.  The Company has taken all reasonable security measures (including entering into appropriate confidentiality and nondisclosure agreements with all Personnel and any other Persons with access to the Company Trade Secrets) to protect the secrecy, confidentiality and value of the Company Trade Secrets.  To the Seller’s Knowledge, there has not been any breach by any party to any such confidentiality or nondisclosure agreement.  To the Seller’s Knowledge, the Company Trade Secrets have not been disclosed by the Company to any Person other than Personnel who had a need to know and use the Company Trade Secrets in the course of performing services for the Company.

(b)                                 To the Seller’s Knowledge, the Company’s Intellectual Property Rights do not infringe upon, misappropriate or otherwise violate the intellectual property rights of any other Person.  No proceedings are pending or notices have been received by the Company since its incorporation alleging that the Company has engaged in any activity or conduct that infringes upon, misappropriates or otherwise violates any Intellectual Property Rights of another Person.

(c)                                  With respect to the Intellectual Property Rights that are owned by the Company that are material to the Business (collectively, “Owned Intellectual Property”), to the Knowledge of the Seller, no Person has or is engaged in any activity that has infringed the Owned Intellectual Property. The Company has not exclusively licensed any Owned Intellectual Property to any Person.

(d)                                 To the Knowledge of the Seller, no Owned Intellectual Property has been developed by any employee or consultant using, in whole or in part, without authorization or in derogation of any contractual restrictions, the Intellectual Property Rights of a third Person, including a former employer, and all current and former employees of, and consultants and subcontractors to, the Company have executed an agreement or are subject to an agreement under which, in accordance with applicable Law, all rights, title and ownership in any of the Owned Intellectual Property have been validly assigned or transferred to the Company.

(e)                                  Schedule 3.15(e) is a true, correct and complete list of all (i) licenses by any Person of the Intellectual Property Rights to the Company (“In Licenses”), and (ii) licenses by  the Company of the Intellectual Property Rights to any other Person (“Out Licenses” and together with In Licenses, collectively, the “Licenses”). Each such License is a binding agreement and  in full force and effect in accordance with its terms except as such enforceability is affected by Bankruptcy Laws and Equitable Principles. Each License will continue to be valid, legally binding and enforceable and in full force and effect on identical terms subsequent to the consummation of the transactions contemplated herein. The Company is  currently not in default of any License and there has not occurred any event or circumstance that with the giving of notice or lapse of time or both would constitute such a default on the part of the Company or to the Knowledge of the Seller any other party thereto. To the Knowledge of the Seller, no Person has engaged in any activity that infringes on any exclusive rights granted to the Company under any In License, and, to the Knowledge of the Seller, the Company, by utilizing the Intellectual Property Rights granted to it under any In License, is not infringing on the rights of any Person.

(f)                                    Schedule 3.15(f) is a true, complete and correct list of all identifiable Information Technology owned or used by the Company in connection with the Business. All of the Information Technology currently used by the Company and required to carry on the Business and fullfill the Material Contracts and Government Contracts is either owned by, or validly leased or licensed to, the Company, and all such Information Technology is in good working condition and currently has, and after the Closing Date will have, the capability to fulfill the functions and requirements it was intended to, and currently performs, as necessary for the conduct of the Business.

3.16                           Taxes.

(a)                              Each of the Acquired Companies  has (i) timely and properly filed with the appropriate Governmental Authority all Tax Returns required to be filed (taking into account any extensions of the time for filing such Tax Returns) and (ii) paid in full all Taxes required to have been paid prior to the date of this Agreement (except where such Taxes are subject to a good faith dispute as identified on Schedule 3.16(a) and an adequate reserve shall have been made therefor in the CCI Financial Statements, the CCI Interim Financial Statements, the Financial Statements and the Interim Financial Statements, and  to the extent required by GAAP).  The liability of the Company or CCI for any Taxes not yet due does not exceed the reserve for current Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth, respectively, in the Financial Statements and the Interim Financial Statements and  the CCI Financial Statements and CCI Interim Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the Past Practice of the Company and CCI in filing their respective Tax Returns.  All Tax Returns filed or caused to be filed by the Acquired Companies are true, correct and complete. Except as set forth on Schedule 3.16(a), there are no facts or circumstances which will require the Company or CCI to amend any of its Tax Returns for any prior year which will result in the payment of any additional Taxes, including penalties and interest.

(b)                             Each of the Acquired Companies has complied with all Laws relating to the withholding and collecting of Taxes and the payment and remittance thereof and has timely and properly withheld from employee wages and other sources and paid over to the proper

Governmental Authority all amounts required to be withheld and paid over under Law.  Neither the Company nor CCI currently engages any individuals who have been improperly classified as independent contractors under applicable Tax Laws and the Acquired Companies do not have any liability under the Code or any applicable Tax Laws arising out of the classification of any individual as an independent contractor rather than as an employee.

(c)                                  Neither the Company nor CCI has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not expired.

(d)                                 There is no currently pending examination or audit and the Acquired Companies have not received notice of any potential future examination or audit pertaining to, or claims for, Taxes or assessments against the Company or CCI by any Governmental Authority.  No claims have been made by a Governmental Authority in a jurisdiction where the Company or CCI does not file a Tax Return that the Company or CCI may be subject to taxation by that jurisdiction. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or CCI (or, to the Knowledge of the Seller, has been threatened or proposed in writing), except for deficiencies which have been satisfied by payment, settled or withdrawn or which are being contested in good faith and the amount of which is included in accordance with GAAP in the reserves for Taxes on the Interim Balance Sheet or the CCI Interim Balance Sheet.

(e)                                  True, correct and complete copies of the federal and New Jersey state income Tax Returns of the Company and CCI set forth on Schedule 3.16(e) and all written communications to or from Governmental Authorities relating to any examinations or statements of deficiencies against or agreed to by the Company or CCI since January 1, 2005 have been furnished to the Buyer prior to the date hereof and, if made on or subsequent to the date hereof, prior to the Closing.

(f)                                    No deductions by the Company or CCI for severance payments are or will be subject to limitation based on the “golden parachute provisions” of Code Section 280G in connection with or resulting from the transactions contemplated hereby.

(g)                                 Neither of the Acquired Companies has (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any asset as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) distributed the stock of any corporation or had its stock distributed by another Person in a transaction that was reported in a Tax Return as a transaction satisfying the requirements of Section 355 of the Code or (vii) made any of the foregoing elections, adjustments, acquisitions or distributions or was required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

(h)                                 Neither of the Acquired Companies is a party to any Tax-sharing agreements or similar arrangements (including indemnity arrangements) pursuant to which it would have any obligation to make payments after the Closing.

(i)                                     Neither of the Acquired Companies has  been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary state or local return (other than a member of an affiliated group of which the common parent is the Parent or Seller (such affiliated group, the “Group”).  Neither of the Acquired Companies has any liability for the Taxes of any other Person under Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise (other than for Taxes of other members of the Group).

(j)                                     Neither of the Acquired Companies is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)                                  Neither of the Acquired Companies will  be required to include in a Post-Closing Tax Period taxable income attributable to income of the Company or CCI that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period for any reason, including (i) the installment method of accounting, (ii) the long-term contract method of accounting, (iii) the inclusion of any amounts of income pursuant to Section 951 of the Code or (iv) a “closing agreement” as described in Section 7121 of the Code (or any provision of any foreign, state or local Tax law having similar effect).

(l)                                     Neither of the Acquired Companies has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  Each of the Acquired Companies has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to an understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)                               The charges, accruals and reserves with respect to Taxes on the books of each of the Acquired Companies are, as determined in accordance with GAAP, at least equal to the liability for Taxes of the Company and CCI.

(n)                                 Neither of the Acquired Companies has made or is obligated to make a payment that would not be deductible by reason of Sections 162 and 280G of the Code.

3.17                           Accounts Receivable.  CCI conducts no business operations and, accordingly, does not have any Accounts Receivable. All of the accounts receivable reflected in the December 31, 2009 Balance Sheet and the Interim Balance Sheet (whether shown as billed or unbilled) and any accounts receivable arising between the date of such Interim Balance Sheet and the Closing Date arose or will have arisen in the Ordinary Course of Business and represent (or will represent) bona fide obligations owing to the Company from the applicable account debtor in the booked amounts.  Except as set forth on Schedule 3.17, such accounts receivable are not and will not be on the Closing Date subject to any valid counterclaim, set-off, defense or Lien, except for Permitted Liens.  The reserve for doubtful accounts set forth on the Interim Balance Sheet is adequate and has been established in accordance with GAAP in a manner consistent with Past Practice. No account receivable is contingent upon the performance of the Company of any obligation or Contract other than normal warranty repair and replacement.

3.18                           Inventories.  CCI does not own or possess any inventory. Schedule 3.18 sets forth the inventory of the Company as of the date of the Interim Balance Sheet, as reflected on the Interim Balance Sheet. Except as set forth on Schedule 3.18, there are no physical inventories held or owned by the Company at any location other than the Leased Real Property and no inventory is held by Company on consignment from others.  Any obsolete items and items of below standard quality have been written off or written down to net realizable value in the December 31, 2009 Balance Sheet. Except for the foregoing, the Company’s inventory as described in Schedule 3.18 and all additions thereto and on hand as of the Closing Date (i) is and will be of good and merchantable quality and of such a quality as would  satisfy the quality control standards of the Company, (ii) is or will be saleable in the Ordinary Course of Business and fit for the purpose for which it was procured (iii) exists and will exist (whether raw materials, work in process or finished goods) in quantities which do not exceed levels which are reasonable in the present circumstances of the Business. Except as set forth on Schedule 3.18, the Company has good and marketable title to the entire inventory of the Company free and clear of all Liens other than Permitted Liens. All inventory on the December 31, 2009 Balance Sheet not written off has been valued, consistent with Past Practice, as follows: (i) raw materials, on the lower of cost or market, assuming a first in, first out flow of goods, and (ii) work in process and finished goods, at the lower of (A) the actual cost of production (including material, labor and manufacturing overhead expenses) and (B) the current estimated realizable market value of the Inventory. Reserves for inventory on the December 31, 2009 Balance Sheet and in the accounting records of the Company as of the Closing Date are and will have been determined in accordance with GAAP in a manner consistent with Past Practice. The Company has no agreements relating to the sale of inventory at less than the Company’s normal gross margin.

3.19                           Environmental Matters.  Except as set forth on Schedule 3.19(a):

(a)                                  Each of the Acquired Companies is, and at all times during the three year period prior to the Effctive Date, has been, in compliance with, and has no liability under, any Environmental Laws. The Company is in compliance with all Permits issued to it under Environmental Laws, and all instances of past noncompliance have been cured, settled, and resolved.

(b)           All Permits required under Environmental Laws for the ownership and operation of the Company, the Business and the Leased Real Property have been obtained by or on behalf of the Company, are final, and remain in full force and effect, and there are no pending Actions by any Governmental Authority that could reasonably be expected to result in the termination, revocation, or adverse modification of any such Permit.

(c)                                  No conditions were created at any facility currently or formerly owned, leased or operated by either of the Acquired Companies prior to or during the period of the ownership, lease or operation of such facility by the Company or CCI, as the case may be, including the Release of Substances, which require Remedial Action to comply with any

Environmental Law or to comport with applicable remediation criteria of the applicable Governmental Authorities or otherwise result in liability.

(d)           Neither of the Acquired Companies has received any notice or demand which is currently pending under any Environmental Law as a result of the transportation, storage or disposal of any Substances by the Company or CCI or, to the Knowledge of the Seller, including the Release of Substances by the Company or CCI into, on or under any properties other than the Leased Real Property or the transportation, storage or disposal of any Substances by the Company or CCI.

(e)           Neither of the Acquired Companies has placed or caused to be placed on any facilities currently or formerly owned, leased, occupied or operated by the Company or CCI any underground storage tanks.  To the Seller’s Knowledge, no other Person has placed any underground storage tanks on or underneath any of such facilities at any time.

(f)            Neither of the Acquired Companies has received any written request for information, or been notified in writing that it is a potentially responsible party, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any similar state, local or foreign law with respect to any Leased Real Property or any other location used in the Business.

(g)           Neither of the Acquired Companies has  received any notice of any violation or alleged violation of any Environmental Law, or, to the Knowledge of the Seller, are there any facts and circumstances which constitute a material violation of Environmental Law.

(h)           There are no writs, injunctions, decrees, Orders or judgments to which either of the Acquired Companies is a party that are outstanding, and there are no Actions or investigations to which the Company or CCI is a party that are pending or, to the Seller’s Knowledge, threatened, relating to the compliance by the Company or CCI with, or the liability of the Company or CCI under, any Environmental Laws.

(i)            None of the Leased Real Property or any real property previously owned, leased or operated by the Company or CCI, is listed or, to the Seller’s Knowledge, proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency or any similar list of a Governmental Authority of sites requiring investigation or cleanup.

(j)            Except for ISRA,  the consummation of the transactions contemplated herein will not impose any obligation for site investigation or clean up or to notify or obtain the consent of any Governmental Authority or third parties under applicable Environmental Laws.

(k)           The Seller has provided the Buyer with true and correct copies of all environmental assessment reports (such as Phase I or Phase II reports) and any other environmental studies in the possession of the Company and CCI relating to the Business, any real property owned, leased or operated by the Company or to any Handling of Substances.

3.20                           Labor Matters.

(a)                                  CCI does not have or has it had in the ten year period prior to the Effective Date, any employees. Schedule 3.20(a) sets forth a true and correct list of (i) all collective bargaining agreements and other labor agreements to which the Company is a party and (ii) all written employment or severance agreements to which either the Company is a party with respect to any Personnel (current or former) and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty.  The Company has not entered into any severance or similar arrangement in respect of any Personnel (current or former) that will result in any obligation (absolute or contingent) of the Company to make any payment to any Personnel (current or former) of the Company following termination of employment or upon a change in control of the Company.  The Company has not, within the last three (3) years, engaged in any unfair labor practice and there are no complaints against the Company pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any Personnel (current or former).  Except as disclosed on Schedule 3.20(a), there are no arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the Seller’s Knowledge, threatened with respect to the Personnel, and during the past five (5) years, the Company has not experienced any strike, work stoppage, lock-out, slow-down or other labor dispute.  To the Seller’s Knowledge, in the prior three (3) year period, no labor organization or group of employees of the Business has filed any representation petition or made any written demand for recognition.

(b)                                 Schedule 3.20(b) is a true, correct and complete list of all Personnel and, as applicable, their respective job titles, dates of employment, current rates of compensation (including any increases in compensation since December 31, 2009), accrued paid leave, if any, participation in any Employee Plans and benefits, citizenship, and location.  Except as set forth on Schedule 3.20(b), the employment of all employees employed by the Company is terminable at will, without any penalty or severance obligation of any kind on the part of the Company. Except as set forth on Schedule 3.20(b), there are no agreements under which the Company will be required after the Closing Date to make any payments based on the successful consummation of the transactions contemplated herein. Neither the Company nor CCI will be obligated to pay, nor will it have any liability for, any earned but unpaid Employee Retention Bonuses.

(c)                                  To the Knowledge of the Seller, no key employee and no group of employees of the Company have any plans to terminate their status as an employee or employees of the Company (including upon consummation of the transactions contemplated hereby).

(d)                                 The Company currently is in compliance in all material respects with all applicable Laws relating to employment, equal employment opportunity, fair employment practices, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, unemployment compensation, the payment or withholding of social security and similar Taxes; occupational safety and health and working conditions. The Company or CCI is not liable and, to the Knowledge of the Seller, no current or former employee of the Company or CCI has any claim for, the payment of any compensation, damages, taxes, fines penalties, interest or other amounts, however designated, by reason of the failure by the Company or CCI to comply with any of the foregoing Laws.

(e)                                  No retired employee or director of the Company or CCI or their dependents receives benefits or is scheduled to receive benefits in the future from the Company or CCI.

(f)                                    No offer of employment has been made by the Company or CCI to any individual that has not been accepted yet or if accepted, where the individual’s employment has not started.

(g)                                 Except as set forth on Schedule 3.20(g), the Company has not failed to pay when due, and there is no outstanding obligation accordingly for, any wages, bonuses, commissions, benefits, penalties, or assessments owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or agent except where the failure to pay is based upon a bona fide dispute regarding the existence of such payment obligation.

3.21                           Employee Benefit Matters.

(a)                                  CCI does not sponsor any Employee Plans or is it a party to any Benefit Arrangements. Schedule 3.21(a) contains a complete and correct list of (i) each Employee Plan and (ii) each Benefit Arrangement, in either instance, to which the Company is a party or with respect to which, the Company has, or may be reasonably expected to have, any obligation  or which are maintained, contributed to or sponsored by, or enforceable against, the Company for the benefit of any current or former employee, consultant, officer or director of the Company (collectively, the “Company Employee Plans”).

(b)                                 The Seller has delivered or made available to the Buyer true and complete copies of the following documents which set forth the terms of the Company Employee Plans, as applicable: (i) the most recent plan document and trust agreement (including any amendments thereto and prior plan documents, if amended within the last two years), (ii) the most recent IRS determination letter; (iii) Forms 5500 and certified financial statements for the most recently completed three (3) fiscal years for each Company Employee Plan; and (iv) the current summary plan or plan descriptions furnished to the participants and beneficiaries regarding  each Company Employee Plan.

(c)                                  The Company has performed in all material respects all of its respective obligations under or in connection with all of the Company Employee Plans. The Company has made appropriate entries in its financial records and financial statements, including the Financial Statements and the Interim Financial Statements, for all obligations and liabilities under such Company Employee Plans and for obligations that currently are not due.  Each Company Employee Plan has been administered in accordance with its terms and applicable Law.

(d)                                 Intentionally Omitted.

(e)                                  Employee Plans.

(i)                                     No Employee Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or subject to Section 412 or 430 of the Code, Section

302 of Title I of ERISA or Title IV of ERISA and neither the Company nor any ERISA Affiliate has ever terminated or partially or fully withdrawn from any such plan.

(ii)                                  No Employee Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413 of the Code), and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to, or incurred any liability in respect of a contribution to, any such plan.

(iii)                               Each Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a current favorable determination or opinion letter from the IRS and nothing has occurred which would reasonably be expected to cause the loss of such qualification.

(iv)                              All Employee Plans have been administered in all material respects in accordance with their terms and applicable Laws, including ERISA and the Code.

(v)                                 There is no Action, claim, suit, complaint, Order, writ, injunction, judgment or decree outstanding or governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the Seller’s Knowledge, threatened against the Company or any ERISA Affiliate other than routine claims for benefits.

(vi)                              To the Seller’s  Knowledge, neither the Company, nor any of its ERISA Affiliates, nor any of the Employee Plans, any trust created thereunder, nor any trustee or administrator thereof has either: (i) engaged in a transaction or has taken or failed to take any action in connection with which the Company or any ERISA Affiliate could be subject to any liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code; or (ii) engaged in a breach of any fiduciary obligations set forth in Title I of ERISA, in either case that could reasonably be expected to give rise to any liability of the Company or the Buyer.

(f)                                    Company Employee Plans.

(i)                                     Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies with Section 409A of the Code and all applicable regulations and Internal Revenue Service guidance promulgated or issued thereunder.

(ii)                                  No Company Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other similar Law.

(iii)                               No Company Employee Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) is funded by a trust or subject to Section 419 or 419A of the Code.

(g)                                 Except as provided in Schedule 3.21(g), neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will result in the acceleration of the time of payment or vesting, or increase the amount of compensation due to any Personnel (including the acceleration of the accrual or vesting of any benefits under any Company Employee Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement or the right to receive any transaction bonus or other similar payment).

(h)                                 No payment made as a result of, or in connection with, the transactions contemplated by this Agreement will fail to qualify for a deduction as a result of Section 280G of the Code, or be subject to tax under §4999 of the Code. No payment that is owed or due to any director, officer, employee, or agent of the Company as of the Effective Time is or when paid,  will be, subject to Tax under §409A of the Code.

(i)                                     With respect to each Company Employee Plan sponsored or maintained by the Company, other than restrictions under the Code and ERISA, and restrictions under the terms of the Employee Plan that preclude amendments that would adversely affect benefits already accrued, credited or granted at the time of the amendment, (A) there are no restrictions on the ability of the sponsor of such Employee Plan to amend or terminate such Employee Plan, (B) the sponsor of the Employee Plan has expressly reserved for itself the right to amend, modify or terminate such Employee Plan or any portion of it, without the payment of any additional contribution amount and without the vesting or acceleration of any benefits promised by such Employee Plan, and the Company has made no material written representations which would conflict with or contradict such reservation or right.

(j)                                     All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Employee Plan or in accordance with applicable Law, as of the Effective Date and as of the Closing Date have been or will have been made except as otherwise reflected on the Interim Financial Statement in accordance with GAAP. No “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists with respect to any  Employee Plan and no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year for any such Employee Plan.

(k)                                  Since the Interim Balance Sheet Date, no new Company Employee Plans have been established and there have been no amendments to any existing Company Employee Plans.

3.22                           Brokers and Finders.  No finder, broker, agent, consultant or other intermediary, acting on behalf of the Company, CCI or the Seller, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which the Buyer or either of the Acquired Companies will be responsible.

3.23                           Bank Accounts.  Schedule 3.23 contains an accurate and complete list of (i) the names and addresses of each bank or other financial institution in which the Company or CCI has an account; (ii) the account numbers of such accounts; and (iii) the authorized signatories on each such account.

3.24                           Insurance.

(a)                                  Schedule 3.24(a) contains a complete and  accurate list of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance relating to the Company or CCI or to which either of the Acquired Companies is a party or a named insured.  True, correct and complete copies of such insurance policies have been provided to the Buyer.

(b)                                 All policies listed on Schedule 3.24(a) (i) are valid, outstanding, and enforceable policies, (ii) provide adequate insurance coverage for the Assets and the operation of the Business for all risks normally insured against by a Person carrying on the same business as the Company and (iii) will not terminate or lapse by reason of the transactions contemplated hereby.  All premiums due with respect to such policies have been timely paid.

(c)                                  Except for policies replaced in the Ordinary Course of Business, neither of the Acquired Companies has received (i) any notice of cancellation of any policy listed or required to be listed on Schedule 3.24(a) or refusal of coverage thereunder, (ii) notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.

(d)                                 To the Knowledge of the Seller, there is no basis for any material claim to be made by the Company or CCI under any of the policies listed in Schedule 3.24(a).

(e)                                  Schedule 3.24(e) sets forth (i) any self insurance arrangement by, or affecting either of the Acquired Companies, including any reserves estabished thereunder; (ii) any Contract or arrangement, other than a policy of insurance , for the transfer or sharing of any risk by each of the Acquired Companies; and (iii) the obligations of the Acquired Companies to third Persons with respect to insurance (including obligations under Leases and service agreements) and identifies the policy under which such coverage is provided.

(f)                                    All policies of insurance to which either of the Acquired Companies is a party or that provide coverage to CCI, the Company or any officer, director or employee of either of the Acquired Companies, are sufficient for compliance with all applicable Laws and Contracts to which either the Company or CCI is a  party or by which it is  bound and all of the Company Employee Plans for which such insurance coverage is required.

3.25                           Permits.  Schedule 3.25 sets forth a true and correct list of each of the Permits held by the Company or CCI or issued by any Governmental Authority with respect to any of the Assets or the Business.  Such Permits constitute all of the Permits required for the conduct of the Business.  Each such Permit is valid, binding and in full force and effect and the Company is not in default (or with the giving of notice or lapse of time or both, would not be in default) under any such Permit. To the Knowledge of the Seller, all such Permits will remain valid and in full force and effect immediately after the Closing Date. There are no Actions pending nor, to the

Seller’s Knowledge, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit.  All required filings with respect to such Permits have been timely made and all required applications for renewal thereof have been timely filed.

3.26                           Product Warranties, Defects and Liabilities.  Except as set forth on Schedule 3.26, there exists no pending or, to the Knowledge of the Seller, threatened, Action, inquiry, or investigation by or before any Governmental Authority relating to any product alleged to have been manufactured, distributed or sold by the Company or CCI and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty, and, to the Knowledge of the Seller, there exists no latent defect in the design or manufacture of any of the products of the Business. To the Knowledge of the Seller, there is no factual basis that could result in the recall, withdrawal or suspension by Order of any Governmental Authority of any of the products manufactured and sold by the Business. There exists no pending or, to the Knowledge of the Seller, threatened, product liability or warranty claims against the Company, except to the extent reserved for specifically on the Interim Balance Sheet and to the Knowledge of the Seller, there is no reasonable basis for any such suit, inquiry, Action, proceeding, investigation or claim.  Schedule 3.26 sets forth the standard product and service warranties given by the Company in connection with the sale of its products and services, and except as set forth on Schedule 3.26, there are no other express product or service warranties relating to the Company’s products or services.

3.27                           Customers and Suppliers.  Schedule 3.27 sets forth, by monetary amount, a list of the ten largest customers and ten largest suppliers of the Business for the twelve months ended December 31, 2009. For the purposes of this Section, “customer” shall mean any Person to whom the Company sold products or services, whether such products were sold under current part numbers or predecessor part numbers. Except as set forth on Schedule 3.27, there exists no actual, and the Seller has no Knowledge of any threatened, termination, cancellation or limitation of, or any material change in, the business relationship of the Business with any material customer or supplier (including as a result of the consummation of the transactions contemplated hereby). To the Knowledge of the Seller, no material customer or supplier has experienced any work stoppage or other material adverse circumstance or condition that is reasonably likely to jeopardize or adversely affect the future relationship of the Business with any such customer or supplier. There are no pending disputes or controversies with any material customer or supplier of the Business which, to the Seller’s Knowledge, would materially affect the continuation of business with such customer. To the Knowledge of the Seller, no customer of the Business has any right to any credit or refund for products or services sold by the Company pursuant to any Contract, understanding or practice of the Company other than pursuant to the normal course return policy of the Company. No sales incentives, rebates or trade-ins have been offered to any of the customers of the Business which differ substantially from what have been granted or offered to such customers in the Ordinary Course consistent with Past Practice, and otherwise there are no special post shipment obligations or acceptance provisions that exist with regard to any sales arrangements with the customers of the Business.

3.28                           Affiliate Transactions. Except as set forth on Schedule 3.28, neither of the Acquired Companies is a party to, or bound by, any Contract with any of its officers, directors, stockholders or other Affiliates, other than on arms-length terms which are no less favorable to the Company or CCI, as the case may be, than those which could be obtained with a third party which is not an Affiliate. Except as set forth on Schedule 3.28, no Affiliate of the Company or CCI owns or otherwise has any rights to or interests in any of the properties and Assets of CCI or the Company.

3.29                           Backlog.  Schedule 3.29 sets forth, truly and accurately, the backlog of orders for the products and services of the Company as of a date five (5) Business Days prior to the Effective Date. The backlog is based on valid and existing orders received from customers of the Company and does not include blanket orders that do not specify a definite quantity and specific delivery dates. None of the orders included in the backlog have been cancelled or materially modified, and, to the Knowledge of the Seller, no customer is intending to cancel or materially modify any of such orders. To the Knowledge of the Seller, each of the orders comprising the backlog, when fully performed is reasonably expected to result in a profit to the Company.

3.30                           Approval of Parent’s Lender.  The transactions contemplated herein have been approved by Parent’s senior lender (and any Trustee, acting on behalf of such senior lender and with the approval of the pertinent Governmental Authority to the extent necessary), subject only to the satisfaction of the conditions set forth in Article VII.

3.31.                        Indebtedness Free Status of Company at Closing. Upon the payment of the Closing Date Indebtedness at the Closing in the manner contemplated in Section 2.2, and the elimination of any intercompany account Indebtedness pursuant to Section 8.10, the Company will be free of all Indebtedness, including, without limitation, any residual liability for taxable income resulting from the termination of intercompany accounts contemplated in Section 8.10.

3.32.                        No Prior Indemnification Claims; No Waiver.  Except as set forth on Schedule 3.32, the Seller has not made any claims for indemnification under, or in connection with, the May 23, 2008 Agreement or are there any events or circumstances which, without regard to the Aggregate Basket (as defined therein), individually or in the aggregate, currently constitute, or with notice or the lapse of time or both, would constitute, the predicate for any such claim. The Seller herein did not waive compliance with the conditions set forth in either of Sections 7.1 or 7.2 of the May 23, 2008 Agreement in order to consummate its purchase of the Company Shares and the Parent Shares (as defined therein).

3.33                           Disclosure.  No representation or warranty made by the Seller in this Agreement or any certificate or document contemplated hereby or thereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE IV
[Intentionally Omitted]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer hereby makes the following representations and warranties to the Seller:

5.1           Incorporation and Authority.  The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the Delaware.  The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Buyer of this Agreement, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Buyer and its parent company, with no other action on the part of the Buyer or its parent company being necessary.  This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to Bankruptcy Law and Equitable Principles.

5.2           Investment Representation.  The Buyer is acquiring the Shares for its own account, for investment and without any view to resale or distribution of the Shares or any portion thereof.  The Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

5.3           Consents and Governmental Approvals.  No consent, waiver, approval, authorization, license, Order or permit of, or declaration, filing or registration with, novation by, or notification to, any Governmental Authority, or any other Person, is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals or authorizations as have been obtained by the Buyer prior to the date hereof.

5.4           No Conflict.  Neither the execution and delivery of this Agreement or the Related Documents nor the consummation of the transactions contemplated hereby or thereby will (i) violate or conflict with any provisions of the Certificate of Incorporation or Bylaws of the Buyer, (ii) result in a breach of any of the terms or provisions of, or constitute a violation or default under, or conflict with, any Law applicable to the Buyer or any judgment, decree, Order or award of any Governmental Authority or arbitrator to which the Buyer is a party or may be bound, or (iii) violate, or be in conflict with, or constitute a default under, or result in the termination of, accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation, under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, or other agreement to which the Buyer is a party.

5.5           Brokers and Finders.  No finder, broker, agent, consultant or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee or other compensation in connection with the negotiation or consummation of this Agreement or the Related Documents or any of the transactions contemplated hereby or thereby for which the Seller will be responsible.

5.6           Financial Capability and Commitment.  Buyer has sufficient funds or binding financing in place to purchase the Shares on the terms and conditions contained in this Agreement and will have such funds on the Closing Date.

5.7           Absence of Litigation.  There is no Action pending, or to the Buyer’s Knowledge, threatened, which would be reasonably likely to adversely affect the Buyer’s ability to consummate the transactions contemplated herein.

ARTICLE VI
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of the Buyer at Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless waived in writing by the Buyer):

6.1           Governmental Consents.  All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Buyer and the Seller to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby and thereby shall have occurred.

6.2           No Law or Action.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions.  There shall be no Action brought by any Governmental Authority pending or threatened and seeking to (i) prevent or restrain consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded after the Closing.

6.3           Representations and Warranties; Covenants.  (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct (without giving effect to any materiality limitations set forth therein) in all material respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (except, in the case of representations and warranties of the Seller which address matters only as of a particular date, then as of such date and only such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or prior to the Closing shall have been complied with in all material respects; and (iii) the Buyer shall have received a certificate from the Chief Executive Officer and the Chief Financial Officer of the Seller as to the matters set forth in clauses (i) and (ii) above and Section 6.6.

6.4           Third Party Consents.  The consents, approvals, permissions or acknowledgments or notices listed on Schedule 6.4 shall have been obtained or made, and the Buyer shall have received reasonably acceptable written evidence thereof.

6.5           Resignation of Officers and Directors.  Each officer and member of the board of directors of CCI and the Company shall have resigned effective as of the Closing Date.

6.6           Material Adverse Effect.  Between the date hereof and the Closing Date, a Material Adverse Effect shall not have occurred.

6.7           Satisfaction of Closing Date Indebtedness.  The Buyer shall have received confirmation satisfactory to the Buyer that (i) the transactions contemplated herein were approved by the Lender (and the Trustee acting on its behalf with the approval of such Governmental Authority as may be required) (ii) that all of the Lender Indebtedness has been repaid in full in accordance with the Payoff Letters and otherwise and (iii) that with the payment of the Closing Date Indebtedness, all Indebtedness-Securing Liens have been fully released on the Shares, the Company Common Stock and the Assets, or there shall have been delivered to the Buyer such documents and instruments (including, without limitation, UCC-3s) that, when duly recorded or filed as the case may be, will cause all such Indebtedness-Securing Liens to be fully released under applicable Law.

6.8           FIRPTA Certificate.  The Seller shall have executed and delivered to the Buyer an affidavit of the Seller in form satisfactory to counsel to the Buyer stating, under penalties of perjury, the Seller’s United States taxpayer identification number and that the Seller is not a foreign person for purposes of Section 1445 of the Code.

6.9           Delivery of Other Documents, Certificates and Agreements.  Seller shall have executed and/or delivered to Buyer all such agreements, certificates, instruments, consents and other documents as Buyer’s counsel shall reasonably require to effect the transactions contemplated herein, including, without limitation, the Related Documents, good standing certificates, and certificates, in form and substance reasonably satisfactory to the Buyers, signed by the Secretary of each of Parent and the Seller as appropriate, and dated as of the Closing Date, certifying that: (i) in full force and effect as of that date and attached thereto are copies of: resolutions adopted by the respective boards of directors of each of Parent and Seller which (A) authorize and approve this Agreement and the Related Documents and the transactions contemplated hereby and thereby, and (B) ratify and approve all prior transactions engaged in by the Seller and its officers and directors. Seller also shall have delivered to Buyer, in form satisfactory to Buyer, a certification executed by Parent that, to the extent required by applicable Law, Parent duly convened a meeting of its stockholders and obtained the stockholders’ approval to consummate the transactions contemplated herein.

6.10         ISRA.  The Seller shall have made all filings that are required to be made prior to Closing pursuant to ISRA in connection with the Company’s New Jersey Leased Real Property and shall have complied with all obligations under ISRA in connection with such filings that are required to be made prior to Closing.  In connection therewith, the Seller shall have signed and submitted the necessary forms, including, without limitation, the General Information Notice together with the appropriate funding source and funding amount, if such source is required pursuant to ISRA, and otherwise paid all fees and costs in satisfaction of any such filing requirements to enable the transactions contemplated herein to be consummated.

6.11         Deferred Purchase Price Obligation; Employee Retention Bonuses.  The Seller shall have paid or cause to be paid in the manner described on Schedule 2.2(b), the Deferred Purchase Price Obligation, including, in connection therewith and otherwise, prior to, or as of, the Closing Date, and all of the Employee Retention Bonuses pursuant to the Employee Retention Bonus Agreements as set forth on Schedule 6.11.

6.12         Equipment Purchase Agreements.  The Equipment Purchase Agreements between the Company and, respectively, Charles Brand and Erich von Harten, each dated June 4, 2010, and the Equipment Purchase Agreement between the Company and Pascall, dated June 6, 2010, shall have been consummated in all respects, including all payments due thereunder having been made in full.

ARTICLE VII
CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligations of the Seller at Closing shall be subject to the satisfaction, at or prior to the Closing, of the following conditions (unless waived in writing by the Seller):

7.1           Governmental Consents.  All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit the Buyer and the Seller to perform their respective obligations under this Agreement and the Related Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated hereby and under the Related Documents shall have occurred.

7.2           No Law or Action.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions.  There shall be no Action brought by any Governmental Authority pending or threatened and seeking to (i) prevent or restrain consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded after the Closing.

7.3           Representations and Warranties, Covenants.  (i) The representations and warranties of the Buyer contained in this Agreement shall be true and correct (without giving effect to any materiality limitation set forth therein) in all material respects, in each case as of the date hereof and as of the Closing, with the same force and effect as if made as of the Closing (except, in the case of representations and warranties of the Buyer which address matters only as of a particular date, then as of such date and only such date); (ii) the covenants and agreements contained in this Agreement to be complied with by the Buyer at or prior to the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Buyer as to the matters set forth in clauses (i) and (ii) above signed by a duly authorized officer of the Buyer.

7.4           Closing Payment.  The Buyer shall have paid the Closing Payment to the Seller in accordance with Section 2.2(a).

7.5           Closing Date Indebtedness.  The Buyer shall have paid the Closing Date Indebtedness in accordance with Sections 2.2(b).

7.6           Stockholders Meeting.  At a meeting convened for such purpose, Parent shall have obtained by the requisite vote of its stockholders, approval for the transactions contemplated by this Agreement.

ARTICLE VIII
ADDITIONAL COVENANTS OF THE PARTIES

8.1           Conduct of the Business Prior to the Closing.

(a)           Between the Effective Date and the Closing Date, the Seller shall cause the Company (or where indicated, CCI) to conduct its business in the Ordinary Course and consistent with Past Practice.  Without limiting the foregoing, except for such actions as are expressly contemplated by this Agreement, the Seller shall cause the Company to use commercially reasonable efforts to preserve in all material respects its business organization, to maintain its Assets and properties in good repair and condition (subject to ordinary wear and tear), to maintain capital expenditure levels consistent with Past Practice, to retain the services of its current officers and directors and to preserve and foster in all material respects its current relationships with customers, suppliers, key Personnel and other Persons with whom the Company has material business relations, in each case in the Ordinary Course and in a manner consistent with Past Practice. Without limiting the generality of the foregoing, except as contemplated by any other provision of this Agreement or as otherwise required by applicable Law, from the Effective Date to the Closing Date, the Seller, will not permit the Company (or CCI if applicable) in the conduct of the operations and affairs of its Business, to do or cause to be done or occur or otherwise allow, except with the prior written consent of the Buyer, any of the actions described in Section 3.8 as if such Section were applicable to such period, including, without limitation,

(i)            change any of the Company’s accounting methods, principles or practices;

(ii)           revalue any of the Assets, including writing off receivables or reserves, other than in the Ordinary Course of Business consistent with Past Practice;

(iii)          establish or increase the benefits payable under any Employee Plan or establish any new bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan for Personnel, or otherwise increase the compensation payable or to become payable to any Personnel, except in the Ordinary Course of Business consistent with Past Practice or as may be required by Law;

(iv)          enter into any employment or consulting agreement with any Personnel that would provide for payments to such Personnel in excess of $50,000 in any calendar year;

(v)           except for cash dividends to the Seller or an Affiliate in a manner consistent with Past Practice as contemplated in Section 2.8, make, pay or declare any dividend or distribution with respect to either the Company Common Stock or the Shares or any other Equity Securities of the Company or CCI, respectively, or redeem or repurchase any of the Company Common Stock or the Shares or any other Equity Securities of, or owned by, the Company or CCI, respectively;

(vi)          change or amend the articles of incorporation, bylaws, or any other governance document of the Company or CCI;

(vii)         enter into, extend, materially modify, terminate or renew any Material Contract; provided, however, that the Buyer’s consent shall not be unreasonably withheld with respect to the Company’s entry into any new Material Contract or any renewal, amendment, modification or termination of any Material Contract;

(viii)        (A) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any Assets or any interests therein, except for sales of finished goods inventory, obsolete Assets or Assets replaced in the Ordinary Course of Business consistent with Past Practice or (B) sell, assign or transfer any Assets to the Seller or its Affiliates;

(ix)           acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any Person, business, business unit or division or facility;

(x)            make any loans or advances to any Person, or, except for expenses incurred in the Ordinary Course of Business, to any Personnel of the Company;

(xi)           pay accounts payable other than in the Ordinary Course of Business;

(xii)          except as set forth on Schedule 8.1(a) (xiii), willfully do any other act or fail to take any reasonable action, which act or failure to take reasonable action would cause any representation or warranty of the Seller in this Agreement (without giving effect to any materiality limitations set forth therein) to become untrue in any material respect;

(xiii)         make or change any election in respect of Taxes, amend any Tax Returns of CCI or the Company, enter into any agreement in respect of Taxes, including the settlement or compromise of any Tax claim, or consent to any extension or waiver of the limitation period applicable to any Tax claim;

(xiv)        incur, create or otherwise become liable for any Indebtedness; or

(xv)         enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder.

(b)           Nothing in Section 8.1(a) gives or shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the operations or financial affairs of CCI or the Company or its Business prior to the Closing Date, and, accordingly, prior to the Closing Date, the Seller, CCI and the Company, consistent with the terms of this Agreement, shall exercise complete dominion and control over the business operations and financial affairs of CCI and the Company and its Business.

8.2           Access to Information.  From the Effective Date until the Closing, upon reasonable notice, the Seller shall cause the Personnel, auditors and agents of the Company and CCI to (i) afford the officers, employees and authorized agents and representatives of the Buyer reasonable access, during normal business hours, to the books and records of the Company, (ii) furnish to the officers, employees and authorized agents and representatives of the Buyer such additional financial and operating data and other information regarding the Assets and the Business (including the work papers prepared by the Company and its independent auditor in connection with such auditor’s review of the Financial Statements), (iii) permit the officers, employees and authorized agents and representatives of the Buyer reasonable access, during normal business hours to the Company’s offices and other facilities for any reasonable business purpose (iv) make available to the Buyer the Personnel, as the Buyer may from time-to-time reasonably request in order to assist the Buyer in fulfilling its obligations under this Agreement and to use commercially reasonable efforts to facilitate the consummation of the transactions contemplated hereby, including using commercially reasonable efforts to facilitate introductions and afford the Buyer opportunities for access to customers and suppliers of the Business on terms mutually agreed to by Buyer and Seller; provided, however, that the Buyer shall not unreasonably interfere with any of the businesses or operations of the Company.

8.3           Public Announcements; Confidentiality.

(a)           No Party to this Agreement shall issue any press release or make any public statement with respect to the terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except as required by Law, any Governmental Authority or by the rules and regulations of any national securities exchange or quotation system on which the securities of a Party or their Affiliates are listed; provided, however, that, if a disclosure is determined by a Party to be required by Law, by any Governmental Authority or by the rules and regulations of any national securities exchange or quotation system on which the securities of such Party or its Affiliates are listed, such Party shall notify the other Parties as soon as possible in advance of such disclosure and, to the extent practicable, give the other Parties a reasonable opportunity to review and comment on such disclosure, including, without limitation, Seller’s obligation to provide a substantially complete draft of the Preliminary Proxy Statement to the Buyer, for its review and comment,  at least two (2) days prior to the filing thereof by Parent with the Securities and Exchange Commission.

(b)           The Buyer’s obligations under the Confidentiality Agreement, dated February 26, 2010 (the “Confidentiality Agreement”) shall remain in full force and effect; provided, however, that effective upon the Closing, such Confidentiality Agreement shall terminate with respect to information relating to the Company, the Shares, the Company Common Stock, the Assets and the Business.

8.4           Regulatory and Other Authorizations, Consents.  Each Party shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby, including without limitation, the approval of the stockholders of the Seller, or that are advisable in order that all agreements, Contracts and commitments of the Company remain in effect after the Closing and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit.  In addition, each Party shall otherwise use its reasonable best efforts to consummate the transactions contemplated hereby and shall fulfill their obligations under this Agreement.  Each of the Buyer and the Seller shall, and the Seller shall cause the Company to, diligently make and cooperate with the other in using its reasonable best efforts to obtain or cause to be obtained prior to the Closing Date all such consents without any change in the terms or conditions of any Contract or license that could reasonably be expected to be materially less advantageous to Buyer or the Company following the Closing than those pertaining under the Contract or license as in effect on the date of this Agreement.  The Seller shall advise, or cause the Company to advise, Buyer of any difficulties experienced in obtaining any of the consents and of any conditions proposed, considered, or requested for any of the consents.  The Buyer agrees to use its reasonable best efforts to assist the Company and the Seller in obtaining such consents, and to take such reasonable actions necessary or desirable to obtain such consents, including executing such instruments and other documents as may be required in connection with obtaining such consents.

8.5           Reasonable Efforts; Further Action.  Between the Effective Date and the Closing Date, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to bring about the satisfaction of all conditions to the other Party’s obligations to complete the transactions contemplated hereby.  Subject to the terms and conditions herein provided, the Parties shall use their respective reasonable best efforts to deliver or cause to be delivered such documents and other papers and to take or cause to be taken such further actions as may be necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated hereby.

8.6           Notification of Certain Matters.  From the Effective Date through the Closing, the Seller shall give prompt notice to the Buyer and the Buyer shall give prompt notice to the Seller of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause the Seller’s or the Buyer’s respective representations or warranties contained in this Agreement to be untrue or inaccurate and (b) any failure of the Seller or the Buyer to comply with or satisfy any of its respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition or constitute a waiver thereof.

8.7           Tax Matters.

(a)           The Seller shall prepare and timely file (taking into account extensions granted), or cause to be prepared and timely filed, all Tax Returns of the Company and CCI required to be filed for any Pre-Closing Tax Period (other than for a Straddle Period) (the “Pre-Closing Returns”) and pay, or cause to be paid, any Taxes due and owing in respect of the Pre-Closing Returns; provided, however, that the Buyer shall pay, or cause to be paid, to the Seller no later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to Pre-Closing Returns (giving effect to extensions, if any) any Taxes accrued on the Closing Date Balance Sheet which, to the extent taken into account in determining Adjusted Net

Working Capital, results in a Deficiency Payment, but only to the extent of the amount of such Deficiency Payment.  The Seller shall make the Pre-Closing Returns available for review sufficiently in advance of the due date for filing the Pre-Closing Returns in order to provide the Buyer with a meaningful opportunity to analyze and comment on such Pre-Closing Returns before filing.  The Seller shall be liable to the Buyer for, and shall hold the Buyer, CCI and the Company harmless from and against, (i) any and all Taxes due or payable by the Company or CCI for any Pre-Closing Tax Period, except to the extent such Taxes have been accrued on the Closing Date Balance Sheet and when taken into account in determining Adjusted Net Working Capital, resulted in a Deficiency Payment, to the extent of the amount of such Deficiciency Payment (ii) the Seller’s responsibility for the payment of Transfer Taxes pursuant to Section 8.7(j), and (iii) any Losses arising out of, or in connection with, any breach by the Seller of any of the provisions of this Section 8.7.

(b)           The Buyer shall prepare and timely file (taking into account extensions granted), or cause to be prepared and timely filed, any Tax Return of the Company and CCI for taxable periods other than those covered by the Tax Returns prepared by the Seller as provided in Section 8.7(a).  The Buyer shall make any such Tax Returns that relate to Tax for which the Seller could be liable available for review sufficiently in advance of the due date for filing such Tax Returns to provide the Seller with a meaningful opportunity to analyze and comment on such Tax Returns before filing.  The Buyer shall make such changes and revisions to such Tax Returns as requested by the Seller to the extent that (i) such changes and revisions relate to Taxes for a Pre-Closing Tax Period, (ii) such changes and revisions are consistent with applicable Law and (iii) such changes could not reasonably be expected to have an adverse effect on the Buyer or the Company in any Post-Closing Tax Period.  No later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to any such Tax Return (giving effect to extensions, if any), the Seller shall pay to the Buyer an amount equal to the portion of Taxes attributable to the Pre-Closing Tax Period, except to the extent such Taxes are accrued on the Closing Date Balance Sheet and taken into account in determining Adjusted Net Working Capital.  The Buyer shall be liable to the Seller for, and shall hold the Seller harmless from and against, (i) any and all Taxes due or payable by the Company or CCI for any Post-Closing Tax Period and any and all Taxes for any Pre-Closing Tax Period to the extent such Taxes have been accrued on the Closing Date Balance Sheet and, when taken into account in determining Adjusted Net Working Capital, resulted in a Deficiency Payment, to the extent of the amount of such Deficiency Payment, and (ii) any Losses arising out of, or relating to, any breach by the Buyer of any of the provisions of this Section 8.7.

(c)           In the case of any Straddle Period, subject to the provisions of Section 8.7(a), (b) and (d), the amount of any Taxes for the Pre-Closing Tax Period allocated to the Seller and for which the Seller shall be responsible are to be determined as follows: (i) in the case of corporate income Taxes (“Income Taxes”), based on the actual operations of the Company or CCI during the portion of such period ending on the Closing Date, using an interim closing of the books method and applying the Accounting Principles, with all exemptions, allowances or deductions that are calculated on an annual basis, such as depreciation, apportioned on a per diem basis; (ii) other than Income Taxes, Taxes which are determined on the basis of specific transactions, (including, without limitation,  ad valorem, sales, goods and services, payroll and use Taxes) the full amount of the Taxes applicable or attributable to such transactions as have taken place during the period through and including the Closing Date; and

(iii) for all other Taxes other than Income Taxes and those Taxes described in (ii) (including, without limitation, license, real and personal property, franchise and doing business Taxes), the full amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period ending on the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period.

(d)           Any refunds of Taxes that were paid with regard to a Pre-Closing Tax Period (or regarding Taxes for which the Buyer otherwise would be entitled to indemnification in accordance with Section 8.7(a)) (“Seller’s Refunds”), shall be held for the account of the Seller (except as set forth in the next sentence of this Section 8.7(d)). The preceding sentence in this Section 8.7(d) shall not apply to any Refunds (or credits) to the extent such Refunds (or credits) were included, in each case, as a current asset on the Closing Date Balance Sheet for purposes of calculating Adjusted Net Working Capital, all of which Refunds or credits shall be for the account of the Buyer. Any refunds of Taxes that were paid in respect of a Post-Closing Tax Period (or regarding Taxes for which the Seller otherwise would be entitled to indemnification pursuant to Section 8.7 (b)) (“Buyer’s Refunds”, and together with Seller’s Refunds, “Refunds”), shall be for the account of the Buyer.  The Buyer or the Seller, as applicable, shall pay the amount of any such Refunds to the other Party within five (5) Business Days after receipt thereof.

(e)           If the Buyer or the Company becomes aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to any Tax for which the Seller could be liable pursuant to Section 8.7(a), the Buyer shall promptly notify the Seller in writing thereof; provided, however, that the failure to notify the Seller shall not relieve the Seller of its obligation under Section 8.7(a) unless, and only to the extent that, such failure results in actual prejudice to the Seller.  If the Seller become aware of any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes related to the Company, the Seller shall promptly notify the Buyer in writing thereof; provided, however, that the failure to notify the Buyer shall not relieve the Buyer of its obligation under Section 8.7(b) unless, and only to the extent that, such failure results in actual prejudice to the Buyer.

(f)            Subject to the penultimate sentence of this Section 8.7(f), the Seller shall have the right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding that relates only to Taxes for which the Seller is liable to the Buyer under Section 8.7(a) and the Seller shall pay any expenses incurred in connection therewith; provided, however, that the Seller may not settle or compromise any issue that could affect the liability of the Buyer or the Company for any Post-Closing Tax Period without the prior written consent of the Buyer, which such consent shall not be unreasonably withheld, conditioned or delayed.  The Buyer shall cooperate with the Seller, as the Seller may reasonably request at Seller’s cost, in any such inquiry, examination or proceeding.  If the Seller does not notify the Buyer within thirty (30) days after receipt of notice of any such inquiry, examination or proceeding, that the Seller elects to exercise control over the contest and/or settlement thereof (and acknowledge its obligation to indemnify the Buyer with respect thereto pursuant to Section 8.7(a)), the Buyer shall exercise such control, and the Seller shall pay any reasonable expenses in connection therewith.  No settlement of any inquiry, examination or proceeding over which the Buyer shall exercise control and with respect to which the Seller has acknowledged its obligation to indemnify the Buyer pursuant to Section 8.7(a)) shall be made without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)           Except as provided in Section 8.7(f), the Buyer shall have the right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding with respect to Taxes related to the Company; provided; however, that the (i)  Buyer shall keep the Seller informed of all material developments with respect to such inquiry, examination or proceeding if it relates to any Tax for which the Seller could be liable under Section 8.7(a) and (ii) Buyer shall not settle or compromise any such inquiry, examination or proceeding that relates to any Tax with respect to which the Seller has acknowledged its obligation to indemnify the Buyer pursuant to Section 8.7(a), except after good faith consultation with the Seller concerning such settlement or compromise.  Any reasonable expenses incurred in connection therewith shall (y) be paid by the Seller to the extent that they relate to any Tax for which the Seller could be liable under Section 8.7(a) (including any Tax for a period deemed to be a Tax period under Section 8.7(c)) and (z) shall be paid by the Buyer to the extent that such expenses relate to a Tax for which Buyer could be liable pursuant to Section 8.7(b) (including any Tax for a period deemed to be a Tax period under Section 8.7(c)).  The Seller shall cooperate with the Buyer, as the Buyer may reasonably request, in any such inquiry, examination or proceeding.

(h)           The Seller and the Buyer shall provide each other with any information reasonably necessary to prepare and file complete and accurate Tax Returns and/or to pursue Refunds, as the case may be.

(i)            In the event of any conflict between the indemnification procedures under this Section 8.7 and the indemnification procedures under Article IX, with respect to any indemnification pursuant to this Section 8.7, the indemnification procedures under this Section 8.7 shall govern.

(j)            All excise, sales, use, value added, transfer, stamp, documentary, filing, recordation, registration and other similar Taxes which are imposed or arise as a result of this Agreement and the consummation of the transactions contemplated herein, together with any interest, fines, penalties, additions and costs and expenses (collectively, “Transfer Taxes”) shall be the responsibilty of, and paid by, the Seller.

(k)           Tax records in the possession of the Seller with regard to the Company or CCI shall be delivered to the Buyer on or before the Closing Date; provided, however, Seller shall be entitled to make and retain copies of such Tax records.

(l)            All tax sharing or tax allocation agreements or arrangements with respect to or involving the Company or CCI shall be terminated as of the Closing Date, and all amounts due thereunder, if any, shall be settled as of the Closing Date. After the Closing Date, neither the Company, CCI nor the Buyer shall be bound by or have any liability thereunder.

8.8           Exclusivity.

(a)           From the Effective Date through the Closing Date or the date of any termination of this Agreement pursuant to Section 11.1 (whichever first occurs), the Seller shall not, and shall cause the Company and its respective Affiliates, stockholders, officers, directors, employees, representatives and agents not to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person or group of Persons (other than the Buyer or any of its Affiliates) concerning any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal; provided, however, that, at any time prior to the Closing, if Parent or Seller receives a bona fide Acquisition Proposal that was not solicited after the date of this Agreement and otherwise did not, directly or indirectly, result from a breach of this Section 8.8,  the Company and its Affiliates may furnish, or cause to be furnished, non-public information with respect to the Company to the Person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal if (A) the board of directors of Parent (the “Board”), or any committee thereof to which the power to consider such matters has been delegated, determines in good faith, after consultation with outside counsel, that the failure to do so would be reasonably likely to be inconsistent with the Board’s fiduciary duties to Parent’s stockholders under applicable Law, (B) prior to taking such action, the Company enters into a confidentiality agreement with respect to such Acquisition Proposal that contains provisions no less restrictive than the Confidentiality Agreement, and (C) the Board determines in good faith, after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to constitute a Superior Proposal. The Seller shall and shall cause its Affliates to immediately notify the Buyer (orally and in writing) of the material terms of any Acquisition Proposal received by any of the Seller or Parent.

(b)           Prior to the Closing, the Board may not (i) withdraw, qualify or modify in a manner material and adverse to the Buyer, the Board’s approval or recommendation, or if applicable, the approval or recommendation of any committee of the Board, of the transaction contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal or (iii) authorize, permit or cause the Company to enter into any definitive agreement with respect to an Acquisition Proposal (clauses (i), (ii) and (iii) collectively, a “Change in Recommendation”) unless, in each such case, a Superior Proposal has been made and (x) the Board determines in good faith, after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Parent’s stockholders under applicable Law, and (y) the Seller and its counsel (A) have provided the Buyer with not less than three (3) days notice of the Board’s intention to effect a Change in Recommendation, specifying the material terms and conditions of such Superior Proposal and (B) have negotiated with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated hereby without violating the Board’s fiduciary obligations to Parent’s shareholders. In the event that the Board makes such determination, the Seller (or, in the case of a sale of substantially all of the Assets, the Company) may enter into a definitive agreement to effect a Superior Proposal, but not prior to two (2) Business Days after the Seller has provided the Buyer with written notice that the Seller has elected to terminate this Agreement.

(c)           For purposes hereof, “Superior Proposal” means an Acquisition Proposal which the Board determines in good faith, after consultation with its counsel and financial advisors, will be more favorable to Parent’s stockholders than the transaction contemplated by this Agreement taking into account all legal, financial and regulatory aspects and other terms and conditions of the Acquisition Proposal and the Person making such Acquisition Proposal (including the break up fee payable hereunder, the expense reimbursement provisions and conditions to, and the likelihood of, consummation of such Acquisition Proposal; provided, however, that any proposal to purchase the Company which was presented to, and considered by, Parent and/or the Board or any of Parent’s Affiliates prior to the execution by Parent of the Exclusivity Agreement with the Buyer (“Prior Proposals”), shall not be deemed to constitute a Superior Proposal.

(d)           If (i) the Board effects a Change in Recommendation and this Agreement is terminated thereafter pursuant to Section 11.1(a)(vi), or (ii) the Seller or any of its Affiliates breaches the covenants set forth in Section 8.8(a) and this Agreement is terminated pursuant to Section 11(a)(vi)(B), in either of which events the transactions contemplated in this Agreement are not consummated, then, in consideration of the time and effort expended, the costs incurred, and the opportunity lost, Seller and/or Parent (and/or any successor in interest to either of them), shall pay to Buyer as liquidated damages within ten (10) days after the effective date of such termination, a sum equal to four (4%) percent of the Purchase Price by wire transfer of immediately available funds to an account designated by Buyer (the “Termination Fee”), plus any and all fees, costs and expenses actually incurred out of pocket by Buyer in connection with the structuring of the transaction, the conduct of due diligence and the negotiation, preparation, execution, performance and termination of this Agreement as are reasonable in amount and documented, including, without limitation, all fees and expenses of counsel, financial advisors, accountants and environmental experts in connection with the transactions described in this Agreement in an amount not to exceed Two Hundred Thousand ($200,000) Dollars (the “Termination Expenses”).

8.9           Payoff Letters.  No less than three (3) Business Days prior to the Closing Date, the Seller shall cause the Company to deliver to the Buyer one or more payoff letters (collectively, the “Payoff Letters”) signed by the Lenders, lessors and other financing sources with respect to all Closing Date Indebtedness setting forth, in the aggregate, all amounts necessary to be paid in order to fully pay off all of the Closing Date Indebtedness on the Closing Date and providing that, upon such payment, the Closing Date Indebtedness will be extinguished and all Liens (including the Indebtedness-Securing Liens) relating thereto will be released.

8.10         Termination of Intercompany Accounts.  The Seller hereby agrees that at or immediately prior to the Closing, it shall take all necessary action to cause all Contracts, commitments or transactions, including all amounts payable or receivable resulting therefrom, between the Company or CCI, on the one hand, and the Seller or any of its Affiliates, on the other hand, to be terminated and cancelled and of no further force and effect without any further liability or obligation and without creating any liability on the part of either CCI or the Company for taxable income as a consequence.

8.11         Covenant Not to Compete.

(a)           For a period of four (4) years from the Closing Date, neither the Seller nor any of its Affiliates shall, (i) engage in, directly or indirectly, whether independently or in association with any other Person, own any equity or other ownership interest in, be employed by, consult or work as an independent contractor or agent for, any Person engaged in any Covered Business or otherwise participate in any Covered Business or (ii) own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of any business or enterprise that engages in the Covered Business.  The restrictions set forth in this Section 8.11 shall not be construed to prohibit or restrict any investment by the Seller in any class of publicly traded debt securities or Equity Securities of any company engaged in a Covered Business so long as (x) the Seller together with its Affiliates does not hold at any time during such period more than one percent (1%) of the issued and outstanding voting securities of such publicly traded company, or one percent (1%) of the aggregate principal amount of such class outstanding and (y) consistent with this Section 8.11, the Seller or its Affiliates does not otherwise engage in any other activities with respect to such company (whether as a director, officer, employee, agent, representative, consultant or otherwise).

(b)           For a period of two (2) years after the Closing Date, neither the Seller nor its Affiliates shall, directly or indirectly, without the Buyer’s prior written consent, solicit or hire, or cause or encourage any other Person to solicit or hire, any officer or employee of the Company or employed by the Buyer with respect to the Business.

(c)           In the event any of the terms of this Section 8.11 shall be determined in any Action by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such Action.

(d)           None of the provisions of this Section 8.11 shall operate to prohibit, hinder, impede or restrict any unaffiliated Person, which, by way of takeover, acquisition, merger, combination or similar transaction, acquires a controlling interest in Parent or any of its Affiliates, including Pascall, from engaging in a Covered Business in the same manner as such Person did prior to such acquisition, takeover, merger, combination, or similar transaction; provided, however, in no event or under any circumstance shall such Person be entitled to use any of the Proprietary Information in any manner or for any purpose in connection with its Covered Business operations.

8.12         Proprietary Information, Confidential Records; Intellectual Property Rights.

(a)           Proprietary Information. The Seller acknowledges that it and its Affiliates, including Parent and certain of their respective officers, directors and employees have had access to, and use of, Proprietary Information and Confidential Records (as each such term is defined below). The Seller covenants that subsequent to the Closing Date, without written authorization from the Buyer, it and its respective Affiliates shall not at any time hereafter, directly or indirectly, use for its or their own purpose or for the benefit of any Person other than the Buyer, any Proprietary Information, or disclose any Proprietary Information to any Person. For purposes of this Agreement, the term “Proprietary Information” shall mean all Intellectual Property Rights, as well as all information, that pertains to, is necessary for the operation of, or is used in or by the Business, including: (i) the names and addresses of customers and vendors and information concerning transactions or relations therewith; (ii) information concerning any product, technology or procedure not generally known to its customers, vendors or competitors, or under development by or being tested but not at the time offered generally to its customers or vendors; (iii) information relating to Information Technology, computer software and systems other than off-the-shelf software and systems furnished by third party vendors; (iv) business plans, budgets, advertising and marketing plans, pricing and marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, and borrowing arrangements; (v) information belonging to customers and vendors and any other Person which by agreement is held in confidence; (vi) other information which is generally regarded as confidential or proprietary; and (vii) all written, graphic and other material relating to any of the foregoing. Information that is not novel or copyrighted or patented may nevertheless be Proprietary Information. The term “Proprietary Information” shall not include (A) information which is now or becomes generally available to, or known by, the public or the industry in which the Business operates (other than by reason of a breach of this Agreement), (B) becomes available to the Seller or its Affiliates subsequent to the Closing Date on a non-confidential basis from a source (other than a party to this Agreement or the Related Documents or any Affiliate or representative of such Party) that is not bound by a confidentiality agreement with regard to such information. Nothing in this Section is intended to limit the use of any Proprietary Information which as of the Effective Time is being used by any of Seller’s Affiliates in connection with their business from continuing to use such Proprietary Information in the same manner and to the same extent as they do currently in connection with their business but not in any other manner or for any other purpose. The Seller shall be responsible for the breach of this Section 8.12 (a) by any of its Affiliates and its and their officers, directors and employees who have had access to such Proprietary Information. Notwithstanding the foregoing, the restrictions in this Section 8.12(a) shall not prevent the use of the Proprietary Information described in Schedule 8.12(a) by Pascall for the limited purpose indicated in such Schedule.

(b)           Confidentiality and Surrender of Records. The Seller and its Affiliates shall not at any time, directly or indirectly, publish, make known or in any fashion disclose any Confidential Records to, or permit any inspection or copying of any Confidential Records by, any Person. For purposes hereof, “Confidential Records” means all records and similar items that relate to or are connected with the Company and its Business and contain any Proprietary Information, including all correspondence, memoranda, files, manuals, books, lists, financial records, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the Seller’s possession or under its control or accessible to it. All Confidential Records shall be and remain the sole property of the Buyer from and after the Closing Date.

(c)           Certain Permitted Disclosures and Uses.  Sections 8.12(a) and (b) shall not prevent any disclosure required by Law or Order of a Governmental Authority or as may be required in connection with the preparation or audit of Seller or its Affiliates Tax returns or financial statements provided that in connection with disclosure pursuant to Law or Order of a Governmental Authority, the Seller or its Affiliates, as the case may be, shall, prior to any such disclosure, give the Buyer prompt notice of any such requirement, and cooperate with the Buyers in obtaining a protective Order or other means of protecting the confidentiality of the Proprietary Information and Confidential Records of the Company and its Business. The Seller

(or its Affiliates) shall disclose only that information or provide such documents as are legally required or compelled to be disclosed or provided if the Buyer either fails to obtain such protective Order or a comparable remedy or waive the right to do so.  In producing such documents and disclosing such information, the Seller (or its Affiliates), as the case may be, shall exercise, or cause their legal representatives to exercise, reasonable best efforts to obtain assurance that confidential treatment will be accorded such disclosed information and records.

(d)           Remedies. It is recognized and acknowledged by the Seller that a breach or threatened breach of the covenants contained in Section 8.11 and this Section 8.12 will cause irreparable damage to the Buyer and the Company, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Seller agrees that in the event of a breach or threatened breach of any of the covenants contained in Section 8.11 or this Section 8.12, in addition to any other remedy which may be available at law or in equity, including damages, the Buyer will be entitled to specific performance and injunctive relief, without the requirement of posting a bond or a deposit in connection therewith.

8.13         ISRA Compliance.

(a)           Prior to the Closing, the Seller shall, at its sole cost and expense, undertake to achieve compliance with ISRA with regard to the New Jersey Leased Real Property as described in Section 6.10, including, giving the appropriate notice of this transaction if, as and when required to NJDEP, filing all of the requisite documents and certifications, paying applicable fees and oversight costs to NJDEP and, if required pursuant to ISRA, posting of financial assurance or a remediation funding source and executing a remediation agreement such that the Closing may take place in compliance with ISRA.

(b)           In furtherance of, and consistent with, the foregoing, on and after the Closing, the Seller shall, on a timely basis, make all filings and take all actions required to achieve compliance with ISRA Without limiting the foregoing, the Seller shall, at its sole cost and expense and as may be required to comply with its obligation to achieve compliance with ISRA, pay all ISRA Compliance Costs and prepare, perform, and/or submit, as the case may be, all required preliminary assessments, site investigations, work plans and reports and undertake and complete all Remedial Actions, if any, pursuant to, and in compliance with, ISRA, with respect to the New Jersey Leased Real Property. The Seller shall perform all of the foregoing in a manner consistent with the Lease for the New Jersey Leased Real Property and this Section 8.13(b).

8.14         Assignment of Non-Disclosure Agreements and Non-Competition Agreements.  The Seller shall assign or cause or arrange for the assignment to Buyer at the Closing of (i)  any confidentiality or non-disclosure agreements involving or pertaining to the Proprietary Information that it or any of its Affiliates, including Parent, entered into with a putative purchaser of CCI or the Company or the Business or Assets provided that such confidentiality or non-disclosure agreements may be assigned without the prior consent of such putative purchaser and (ii) the Non-Competition Agreements, provided that such Non-Competition Agreements may be assigned without consideration.

8.15         Payment of Employee Retention Bonuses.  The Seller shall pay or cause to be paid, all of the Employee Retention Bonuses pursuant to the Employee Retention Bonus Agreements as set forth on Schedule 6.11, and shall obtain from each of the recipients of such Employee Retention Bonuses, a release in favor of the Company with regard to the Company’s obligations under the pertinent Employee Retention Bonus Agreement.

8.16         Assignment of Indemnification Rights.  At the request of the Buyer, upon, and in connection with, the assertion by the Buyer Indemnified Parties of a claim against Seller for indemnification pursuant to Section 9.2(a)(viii) of this Agreement, the Seller shall assign to Buyer (or allow Buyer to enforce the same on its own behalf in the name of Seller) all of its rights to seek indemnification correspondingly therefor, from and against the “Majority Owners” and the “Sellers”, as the case may be, under and pursuant to Sections 10.2 and 10.3, respectively, of the May 23, 2008 Agreement.

8.17         Guarantee of Parent.  Parent guarantees the performance and payment of the Seller’s obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any Losses relating to, or arising out of, the matters described in Section 9.2(a), subject to the Basket Amount and Cap Amount as provided therein.

ARTICLE IX
INDEMNIFICATION

9.1           Survival.  The representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect (a) for a period expiring thirty (30) days after the expiration of the statute of limitations (giving effect to any tolling thereof) with respect to the matters covered by Section 3.16 (Taxes) and Section 3.21 (Employee Benefit Matters), (b) for a period of five (5) years after the Closing Date with respect to the matters covered by Section 3.19 (Environmental Matters), (c) subject to clauses (d) and (e) below, for a period of eighteen (18) months after the Closing Date with respect to all other representations and warranties, (d) for an indefinite period with respect to the matters covered by Section 3.1 (Organization and Qualification), Section 3.2 (Authorization), Section 3.3 (Capitalization of the Acquired Companies), Section 3.5 (No Conflict), the first sentence of Section 3.13 (b) (Title and Condition of Assets), Section 3.22 (Brokers and Finders), Section 5.1 (Incorporation and Authority of Buyer), Section 5.3 (No Conflict) and Section 5.4 (Brokers and Finders) and (e) for an indefinite period with respect to any willful breach of any representation or warranty in this Agreement or for any claim based upon fraud.

9.2           Indemnification.

(a)           From and after the Closing Date and subject to Section 9.1, the Seller shall indemnify and hold harmless the Buyer, its Affiliates and their respective directors, officers, employees, agents, stockholders, representatives, successors and assigns (the “Buyer Indemnified Parties”) against and in respect of any and all losses, claims, damages, liabilities, demands, actions, causes of action, costs and expenses, dimunition in value, fees, deficiencies, taxes, penalties and fines (including, interest, penalties, damages, costs and expenses, including reasonable legal, accountants’, investigators’ and experts’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (“Losses”), whether or not arising out of a third party claim, resulting or arising from, based upon or otherwise relating to (i) any inaccuracies in or breaches of the Seller’s representations and warranties set forth in this Agreement or any certificate, schedule or exhibit with respect thereto or (ii) any nonfulfillment of, or failure to comply with, any covenant of the Seller set forth in this Agreement,  (iii) all Pre-Closing Export Control Laws Liabilities; (iv) any breach of Section 8.7 (Tax Matters); (v) any additional Taxes, penalties or interest payable by the Company or CCI in connection with, or as a result of, any matters identified on Schedule 3.16(a); (vi) any Tax liability on the part of CCI or the Company in connection with the termination or cancellation of the intercompany accounts; (vii) any liabilities under or in connection with any of the Employee Retention Bonus Agreements, (viii) the Prior Claim and (ix) the Deficiency Payment.  The Seller shall not have liability under Section 9.2(a)(i) unless and until the aggregate amount of the Losses of the Buyer Indemnified Parties in respect of all indemnification claims exceeds $250,000 (the “Basket Amount”), in which case the Buyer Indemnified Parties shall be entitled to all of their Losses, including the Basket Amount, up to $5,000,000 (the “Cap Amount”).  The Basket Amount and the Cap Amount shall not be applicable to:(A) Losses pursuant to Sections 9.2(a)(ii) through (ix),  (B) Losses pursuant to Section 9.2(a)(i) with respect to any of the representations and warranties made in Section 3.16 (Taxes) or with respect to any Fundamental Representation or with respect to the second sentence of Section 3.17 (Accounts Receivable), (C) Losses pursuant to Section 8.7 (Tax Matters), and (D) Losses with respect to any claim for indemnification based on willful misrepresentation or fraud.

(b)           From and after the Closing Date and subject to Section 9.1, the Buyer shall indemnify and hold harmless the Seller and its Affilliates and their respective heirs, legal representatives, successors and assigns (the “Seller Indemnified Parties”) against and in respect of any and all Losses resulting or arising from, based upon or otherwise relating to (i) any inaccuracies in or breaches of the Buyer’s representations and warranties set forth in this Agreement or any certificate, schedule or exhibit with respect thereto (ii) any nonfulfillment of, or failure to comply with, any covenant of the Buyer set forth in this Agreement, and (iii) any and all Losses relating to the ownership of the Shares or the Assets or the operation of the Business after the Closing Date; provided, however, that (A) the Buyer shall not have any liability under Section 9.2(b)(i) unless and until the aggregate amount of the Losses of the Seller Indemnified Parties in respect of all indemnification claims exceeds $250,000 in which case the Seller Indemnified Parties shall be entitled to all of their Losses and (B) Buyer’s aggregate liability under Section 9.2(b) shall not exceed $5,000,000; provided, further, that the limitations set in the preceding clauses (A) and (B) shall not apply to a breach of a representation and warranty set forth in Section 5.1 (Incorporation and Authority of the Buyer), Section 5.4 (No Conflict) or Section 5.5 (Brokers and Finders) or Losses pursuant to Section 9.2(b)(ii) and (iii).

(c)           Any payments pursuant to this Article IX shall be treated as an adjustment to the Purchase Price.

(d)           Any claims for indemnification for Taxes shall be governed by Section 8.7, to the extent indicated therein; provided, however, any claim by the Buyer Indemnified Parties in respect of breaches by the Seller of the representations and warranties contained in

Section 3.16 (which shall not be in duplication of any indemnification under Section 8.7), shall be governed exclusively by the provisions of this Article IX.

(e)           Any indemnification claims for Pre-Closing Export Control Laws Liabilities must be asserted, if at all, not later than the third anniversary of the Closing Date.

(f)            Each Party shall be entitled to rely upon the representations and warranties of the other Party or Parties set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

9.3           Method of Asserting Claims, etc.

(a)           All claims for indemnification by any Party seeking indemnification (an “Indemnified Party”) against the Buyer or the Seller, as applicable (the “Indemnifying Party”), hereunder shall be asserted and resolved as set forth in this Section 9.3.

(b)           In order for any Indemnified Party to make a claim for indemnification pursuant to Section 9.2, such Indemnified Party shall notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof (the “Claimed Amount”) to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”). The Claim Notice additionally shall set forth a reasonable description of the representation, warranty, or covenant with respect to which the claim is made and the facts giving rise to an alleged basis for the claim.

(c)           In the case of any claim or demand for indemnification based upon the assertion of a claim or the institution of an action by a third party against the Indemnified Party (“Third Party Claims”), the Indemnified Party shall notify the Indemnifying Party promptly upon receipt of such Third Party Claim; provided, however,  the failure to notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.  In connection with all Third Party Claims, the Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to assume the defense of the Indemnified Party against such claim or demand; provided, that the Indemnifying Party shall not have the right to assume control of any defense, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations or (iii) may, in the reasonable belief of the Indemnified Party, be detrimental to or injure the Indemnified Party’s relationship with any material customer.  The Indemnifying Party shall not be entitled to assume the defense of such claim or demand unless it shall have first entered into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible (with no reservation of rights) for all Losses relating to such claims and that it will provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party for all Losses relating to such claim, with such Losses not being subject to the limitations set forth in this Article IX.  In the event an Indemnifying Party assumes control of the defense of such claim, all costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party.  If any Indemnified Party desires to participate in, but not control, any defense or settlement pursuant to which an Indemnifying Party has assumed control in accordance with this Section 9.3, it may do so at its sole cost and expense.  During the Notice Period, the Indemnified Party shall not settle, compromise or offer to settle or compromise any such claim or demand involving monetary damages without the consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, settle, compromise or offer to settle or compromise any claim or demand; provided, however, the Indemnifying Party shall have the right to settle or compromise a claim or demand without the prior written consent of the Indemnified Party if such claim or demand is not subject to the limitations contained in Sections 9.2 or 9.3, involves only the payment of money and provides an unconditional release of the Indemnified Party.  If the Indemnifying Party elects not to assume the defense of the Indemnified Party against a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then, in addition tothe amount of any such claim or demand, the Indemnified Party shall recover from the Indemnifying Party the reasonable costs and expenses, including attorneys fees, in connection with such defense, subject to the limitations set forth in this Article IX.  To the extent the Indemnifying Party shall control the defense or settlement of any Third Party Claim, the Indemnified Party will give the Indemnifying Party and its counsel reasonable access to, during normal business hours and upon reasonable notice, the relevant business records and other documents relating to the defense of such claim, and shall permit them to consult with the employees and counsel of the Indemnified Party to the extent the same does not unduly interfere with the conduct of the Indemnified Party’s business.  The Indemnifying Party shall use its best efforts in the defense of all such claims.  Notwithstanding anything to the contrary set forth in this Agreement, from and after the time when the aggregate amount of claims paid or potentially payable by an Indemnifying Party under this Agreement, which are subject to the limitations set forth in Sections 9.2 or 9.3, exceeds or could potentially exceed such limitation based upon claims paid and pending in accordance with this Agreement, the Indemnified Party shall have the right, at its own cost and expense, to jointly control the defense and settlement of any pending indemnification claims the liability for which could potentially result in the aggregate claims exceeding such limitation.  Any such time as the aggregate amount of claims subject to such limitation which have been paid or settled (subject to being paid) exceeds such limitation, the Indemnifying Party shall no longer have the right to participate in the control or defense of such claims.

9.4           Losses Net of Insurance, Third Party Recoveries.  The amount of any Losses for which indemnification is provided under Section 9.2 shall be net of any insurance proceeds or third party recoveries, less the reasonable costs of collection thereof, to the extent actually received by the Indemnified Party.

9.5           No Consequential Damages.  Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable or otherwise responsible to any Indemnified Party for consequential, incidental, unforeseen or punitive damages or for diminution in value or loss of profit that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder other than such damages paid to an unaffiliated third party claimant.

ARTICLE X

SETTLEMENT OF CLAIMS AND ESCROW

10.1.        Priorities of Payment.  Compensation for any claim by the Buyer Indemnified Parties or the Company for breach of any of the warranties, covenants or agreements made or to be performed by the Seller under this Agreement (other than with regard to the Deficiency Payment), shall be paid first from the Escrow Account in accordance with the terms of this Article X and the Escrow Agreement; provided, however, in connection with any claim for indemnification by the Buyer Indemnified Parties pursuant to Section 9.2(a)(viii), the Buyer Indemnified Parties shall have the right, on their own behalf, in the first instance, to enforce all of the Seller’s rights to indemnification against the “Majority Owners” and the “Sellers”, as the case may be, under and pursuant to Sections 10.2 and 10.3, respectively, of the  May 23, 2008 Agreement.

10.2.        Escrow Claim Payments.

(a)           If the Buyer has asserted a claim in accordance with Section 9.3 above that is agreed to or not timely disputed by the Seller, the Buyer and the Seller shall jointly instruct the Escrow Agent to pay the Claim Amount, together with appropriate interest,  to the Buyer to the extent requisite funds are available in the Escrow Account to cover such claim and interest.

(b)           The Escrow Agent shall be entitled to act in accordance with any Order made and entered by any Governmental Authority which determines those of the Buyer’s claims that have been disputed by the Seller, and to authorize the making or withholding of the Escrow Account in accordance therewith.  If Buyer and Seller should settle or resolve, in whole or in part, the dispute with respect to such claim or claims, a memorandum setting forth such accord shall be prepared and signed by each of the Parties and furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and to distribute or deliver the Escrow Account in accordance with the terms thereof.

10.3         Outstanding Claims. Once asserted, a claim shall be deemed to be an “Outstanding Claim” until finally resolved in accordance with the terms of this Agreement.

10.4         Distributions Out of the Escrow Account.

Upon the later occurrence of (i) September 30, 2011 or (ii) the first anniversary of the Closing Date, the Buyer and the Seller shall jointly instruct the Escrow Agent to pay to the Seller that amount of the remaining portion of the Escrow Account in excess of such amount as may be reasonably required to satisfy all of the Seller’s liability with respect to any Outstanding Claims.  As soon as all Outstanding Claims have been resolved, the Buyer and the Seller shall jointly instruct the Escrow Agent to pay to the Seller the remaining portion of the Escrow Account not required to satisfy the Seller’s liability under Article IX.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1         Termination of the Agreement; Effect of Termination.

(a)           This Agreement may be terminated at any time prior to the Closing Date:

(i)            by mutual written agreement of the Parties;

(ii)           by any Party if the Closing shall not have occurred on or before July 31, 2010; provided that the delay in Closing is not attributable to the fault of the terminating Party;

(iii)          by any Party if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable, final judgment, injunction, Order or decree of any court or Governmental Authority having competent jurisdiction; or

(iv)          by (A) the Seller, if the Buyer shall be in breach any of its representations and warranties or fails to perform any of its covenants or agreements contained herein in any material respect and if such failure to perform any of its covenants or agreements herein shall not have been cured within ten (10) days following delivery of a written notice of such violation from the Seller to the Buyer, or (B) the Buyer, if the Seller shall be in breach any of its representations and warranties, or fails to perform any of its covenants or agreements contained herein in any material respect and if such failure to perform any of its covenants or agreements herein shall not have been cured within ten (10) days following delivery of a written notice of such violation from the Buyer to the Seller, as the case may be; provided, however, that the Party seeking termination pursuant to clause (ii), (iii) or (iv) (or any of their Affiliates) is not then in breach of any of its representations and warranties or of its covenants or agreements contained herein as would justify the other Party to terminate this Agreement hereunder;

(v)           by the Seller if a Change in Recommendation shall have occurred; or

(vi)          by the Seller if, without a Change in Recommendation, upon a vote at a duly held meeting of the stockholders of Parent held to obtain the stockholder approval for the consummation of the transactions set forth in this Agreement, such approval is not obtained.

(b)           In the event of termination of this Agreement pursuant to this Section 11.1, (i) written notice thereof shall be given by the Party terminating to each other Party, (ii) this Agreement (other than the provisions of Section 8.3), Section 8.8 (d), Article IX, the pertinent sections of Article XI, and such other of those Sections of this Agreement, which, by their nature are intended to survive, shall survive any such termination) shall forthwith become null, void and of no further force or effect, and (iii) there shall be no liability on the part of any Party or their respective Affiliates to any other Party; provided, however, that no such termination shall relieve the non-terminating  Party from liability for any breach of such Party’s representations, warranties, covenants or agreements hereunder.

11.2     Notice.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made (i) upon being delivered by hand (with written confirmation of receipt), (ii) when received by the recipient Party if sent by a nationally recognized overnight delivery courier service (receipt requested), (iii) when sent by fax transmission (with confirmation of receipt) for those Parties having a fax number listed below, or (iv) by registered or certified mail (postage prepaid, return receipt requested), and addressed to the applicable address set forth below or such other address as may be designated in writing hereafter by the recipient Party:

If to the Buyer:

Aeroflex Incorporated

35 South Service Road

P.O. Box 6022

Plainview, New York 11803

Telecopier No.:  516-694-0658

Attention: John Adamovich, Senior Vice President and

Chief Financial Officer

With a copy to:

Moomjian, Waite, Wactlar & Coleman, LLP

100 Jericho Quadrangle

Jericho, New York 11753

Telecopier No.:  516-937-5050

Attention:  Edward S. Wactlar, Esq.

If to the Seller:

Emrise Electronics Corporation
611 Industrial Way
Eatontown, New Jersey 07224
Telecopier No.: 252-330-2560

Attention:  Carmine Oliva, Chief Executive Officer

With a copy to:

Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, Pennsylvania  19103-7599
Telecopier No.: 215-864-8999

Attention:  Jennifer L. Miller, Esq.

11.3.     Entire Agreement.  This Agreement, the Schedules and the Exhibits hereto constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

11.4.     Assignment; Binding Agreement.  This Agreement and the rights and obligations arising hereunder shall be binding upon and shall inure to the benefit of the Parties and to their respective heirs, legal representatives, successors and permitted assigns.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by any of the Parties without the prior written consent of the other Parties, except that the Buyer may, without the prior written consent of the Seller, assign its interest, in whole or in part, in this Agreement to one or more Affiliates of the Buyer.

11.5         Counterparts.  This Agreement may be executed simultaneously by facsimile transmission or electronic mail (including in PDF form) in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

11.6         Headings; Interpretation.  The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.  All of the Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein shall be construed against any Party.

11.7         Expenses.  Except as set forth in this Agreement, including, without limitation,  in Section 8.8(d), or in a Related Document, or as agreed among the Parties, each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants, investment bankers and other financial advisors.  Any sales, use, stamp or Transfer Taxes, and any other filing or recording fees, if any, which may be payable with respect to the consummation of the transactions contemplated hereby shall be payable as set forth in this Agreement or in a Related Document or as agreed among the Parties, except if otherwise required by applicable Law.

11.8         Specific Performance.  The Seller agrees that the Shares and the Company Common Stock represent unique property that cannot be readily obtained on the open market and that the Buyer would be irreparably injured if this Agreement is not specifically enforced after the breach or default by the Seller or any of its Affiliates.  Therefore, the Buyer shall have the right to specifically enforce the Seller’s performance of its obligations under this Agreement, and the Seller agrees to waive the defense in any such suit that the Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. The Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.  In addition, the Buyer shall be entitled to obtain from the Seller against whom specific performance is granted, court costs and reasonable attorneys’ fees incurred by the Buyer in enforcing its rights hereunder.  As a condition to seeking specific performance, the Buyer shall not be required to have tendered the Purchase Price but shall be ready, willing and able to do so.

11.9         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof, except to the extent matters of title, leasing, and similar in rem issues require the application of the laws of jurisdiction in which the property is located and which is the subject matter of the legal dispute  The Seller and the Buyer hereby agree and consent to be subject to the exclusive jurisdiction of the New York state courts or, if there is subject matter jurisdiction, the United States District Court for the Southern District of New York, and hereby waive the right to assert the lack of personal jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HEREBY CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL.  FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

11.10       No Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the Parties, the Buyer Indemnified Parties, the Seller Indemnified Parties and the Company any rights or remedies hereunder.

11.11       Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against which the waiver is to be effective.

11.12       Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

AEROFLEX INCORPORATED

		By:	/s/ John Adamovich, Jr.
		Name:	John Adamovich, Jr.
		Title:	Senior Vice President and
Chief Financial Officer

EMRISE ELECTRONICS CORPORATION

		By:	/s/ Carmine T. Oliva
		Name:	Carmine T. Oliva
		Title:	President

Solely for the purpose of Sections 6.9, 7.6, 8.3(b), 8.8, 8.14 and 8.17, and as an Affiliate of Seller, pursuant to Sections 8.11 and 8.12.

EMRISE CORPORATION

By:	/s/ Carmine T. Oliva
Name:	Carmine T. Oliva
Title:	Chief Executive Officer

[Stock Purchase Agreement]

EXHIBIT A

DEFINITIONS

“Accounting Principles” shall have the meaning set forth in Section 2.6(a).

“Acquired Companies” shall have the meaning set forth in the Recitals.

“Acquisition Proposal” shall mean any inquiry, discussion, negotiation or proposal with respect to any acquisition of (i) all of the capital stock of the Company or CCI , (ii) substantially all of the Assets of the Company or (iii) the Business, whether by means of a stock sale, merger, consolidation, reorganization, business combination or otherwise.

“Action” shall mean any claim, action, suit, arbitration, mediation or proceeding by or before any Governmental Authority, arbitrator or mediator.

“Adjusted Net Working Capital” shall mean, as of the applicable date of determination, the difference between the current assets of the Company and CCI and the current liabilities of the Company and CCI, as determined in accordance with the Accounting Principles and the following adjustments: Current assets shall exclude (i) cash, (ii) intercompany receivables and intercompany trade receivables, (iii) prepaid corporate income taxes, and (iv) deferred Tax assets.

“Adjusted Net Working Capital Target Amount” shall mean Three Million ($3,000,000) Dollars.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition (i) Affiliates include an individual’s spouse and minor children and (ii) the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall mean this Stock Purchase Agreement and all exhibits and schedules attached hereto.

“Assets” shall mean all properties, assets, securities and rights of any kind, whether tangible or intangible, real or personal, owned, leased or licensed by the Company or CCI or in which the Company or CCI has any interest whatsoever (in each case, solely to the extent of the Company’s or CCI’s interest therein).

“Bankruptcy Laws and Equitable Principles” shall have the meaning set forth in Section 3.2(a).

“Basket Amount” shall have the meaning set forth in Section 8.2(a).

“Benefit Arrangement” shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including any self-insurance arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (iii) covers any current or former employee, director or consultant of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

“Board” shall have the meaning set forth in Section 8.8(a).

“Brand Group Sellers” shall mean Charles Brand, Thomas Couse, Joanne Couse and Michael Gaffney as the “Sellers” under the May 23, 2008 Agreement.

“Business” shall mean all aspects of the business and operations conducted by the Company as of the date hereof and all related Assets and liabilities.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Wilmington, Delaware are authorized or obligated by law or executive order to not open or remain closed.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

“Buyer’s Refunds” shall have the meaning set forth in Section 8.7(d)

“Cap Amount” shall have the meaning set forth in Section 9.2(a).

“CCI Financial Statements” shall mean the unaudited balance sheet of CCI as of December 31, 2009 and the related unaudited statement of income for the twelve month period then ended.

“CCI Interim Financial Statements” shall mean the unaudited balance sheet of CCI as of March 31, 2010 (the “CCI Interim Balance Sheet”) and the related unaudited statement for the three month period then ended.

“CCI Interim Balance Sheet Date” shall mean March 31, 2010.

“CERCLA” shall have the meaning set forth in Section 3.19(f).

“Claim Notice” shall have the meaning set forth in Section 9.3(a).

“Claimed Amount” shall have the meaning set forth in Section 9.3(b).

“Closing Date Balance Sheet” shall have the meaning set forth in Section 2.6(a).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Payment” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Date Indebtedness” shall have the meaning set forth in Section 2.2(a).

“Closing Date Interest Rate” shall mean the rate per annum equal to the prime commercial lending rate quoted as of the Closing Date by The Wall Street Journal (Eastern Edition).

“Closing Payment” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Recitals.

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Employee Plans” shall have the meaning set forth in Section 3.21(a).

“Company Indebtedness” shall have the meaning set forth in Section 2.2(a).

“Company Trade Secrets” shall have the meaning set forth in Section 3.15(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 8.3(b).

“Confidential Records” shall have the meaning set forth in Section 8.12(b).

“Contract” shall mean any agreement, contract, lease, note, loan, evidence of Indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sale order, bid, quotation, proposal or other executory agreement to which the Company or CCI is a party or which relates to the Business or any Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

“Covered Business” shall mean the design and manufacture of the radio frequency (“RF”) and microwave devices and products currently produced by the Company, including RF, intermediate frequency (“IF”) and microwave limiters, switches, attenuators, detectors, phase shifters, and custom integrated assemblies, provided that “Covered Business” shall not include the design and manufacture by the Parent’s subsidiary Pascall Electronics Ltd. (“Pascall”), or any successor to Pascall, of any and all RF and microwave devices, subject to a restriction on RF and IF limiters, switches, attenuators and phase shifters as set forth on Schedule C, which products will be restricted to sales to Pascall’s existing customers as set forth on Schedule C, as well as the fulfillment by Pascall, or any successor to Pascall, of other existing legacy programs for such products as may arise from time to time.

“CPA Firm” shall mean J. H. Cohn, LLP or another nationally recognized firm of independent public accountants upon which the Buyer and the Seller mutually agree.

“Deferred Purchase Price Obligation” shall have the meaning set forth in Section 2.2(a).

“Deficiency Payment” shall have the meaning set forth in Section 2.7(a).

“Effective Date” shall have the meaning set forth in the Recitals.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Employee Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) and each other material plan, agreement, program or arrangement providing for compensation, severance benefits, deferred compensation, fringe benefits, pension benefits, insurance benefits, profit sharing, retirement benefits, stock purchases, stock options, equity compensation, incentives, bonuses, vacations, disability benefits, hospitalization benefits, medical insurance, life insurance, retiree medical benefits, retiree life insurance coverage and any other employee benefits maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is obligated to contribute for its current or former Personnel or their beneficiaries, including any such plan, agreement, program or arrangement that has been terminated in the past six years.

“Employee Retention Bonus Agreements” shall mean those agreements between the Company and those key employees of the Company who agreed to receive an Employee Retention Bonus in connection with, and predicated upon, the successful consummation of the acquisition of the Company and CCI by Seller pursuant to the May 23, 2008 Agreement.

“Employee Retention Bonuses” shall have the meaning set forth in Section 8.14.

“Employment Laws” shall have the meaning set forth in Section 3.21(a).

“Environment” shall mean any surface water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, air (including indoor air and ambient air) and soil.

“Environmental Law” shall mean any Law in effect leading up to and as of the Closing Date concerning: (i) the Environment, including related to pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; (ii) health or safety, including occupational safety and the exposure of employees and other persons to any Substances; (iii) any Release or threatened Release of any Substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or threatened Release; and (iv) the Handling of Substances.

“Equity Securities” of any Person shall mean (i) shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, including, with respect to the Company, the Company Common Stock, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any capital stock, limited liability company interests, partnership interests or other equity securities of such Person, (iii) securities convertible into or exercisable or exchangeable for shares of capital stock, limited liability company interests, partnership interests or other equity securities of such Person, and (iv)  equity equivalents, interests in the ownership or earnings of, or equity appreciation, phantom stock or other similar rights of, or with respect to, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company as set forth in Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase & Co. or, if unavailable, such other nationally recognized bank upon which the Buyer and Seller mutually agree.

“Escrow Account” shall have the meaning set forth in Section 2.2(a).

“Escrow Agreement” means that certain Escrow Agreement dated as of the Closing Date between and among the Seller, CCI, the Buyer and the Escrow Agent.

“Escrow Deposit” shall have the meaning set forth in Section 2.2(a).

“Exclusivity Agreement” shall mean the Exclusivity Agreement entered into between Parent and Buyer dated April 22, 2010, as amended on May 20, 2010.

“Excluded Assets” shall have the meaning set forth in Section 2.8.

“Export Control Laws” shall have the meaning set forth in Section 3.10(b).

“Export Control Laws Costs and Liabilities” shall mean any and all losses, damages, fines, penalties, judgments, actions, claims, Liens, costs and expenses (including fees, disbursements and expenses of legal counsel, experts and consultants and the costs of investigations, audits, implementation of mandatory compliance protocols and voluntary disclosure filings) arising from or under any Export Control Laws.

“Financial Statements” shall mean the unaudited balance sheet of the Company as of December 31, 2009 (the “December 31, 2009 Balance Sheet”), and the related unaudited statement of income for the twelve month period then ended, and the unaudited balance sheet of the Company as of December 31, 2008, and the related unaudited statement of income for the twelve-month period then ended.

“Fundamental Representation” shall mean those representations and warranties of the Seller listed in Sections 3.1, 3.2, 3.3, 3.5, 3.16 and 3.22.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial or arbitral body, whether federal, state, local or foreign.

“Government Contracts” shall have the meaning set forth in Section 3.12(c).

“Group” shall have the meaning set forth in Section 3.16(i).

“Handling of Substances” shall mean the production, use, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, discharge, release or other handling or disposition of Substances.

“Improvements” shall mean any buildings, facilities, other structures and improvements, building systems and fixtures located on or under any real property owned or leased by the Company.

“Income Tax” shall have the meaning set forth in Section 8.7(c).

“Indebtedness” shall mean (i) indebtedness for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties or other similar amounts payable in connection with the repayment thereof), (ii) obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than customary trade credit), including deferred acquisition costs with respect to past acquisitions, (iv) interest rate and currency obligation swaps, hedges or similar arrangements and (v) all obligations of any to guarantee any of the foregoing types of obligations on behalf of any other Person.

“Indebtedness-Securing Liens” shall mean the Liens which secure the Closing Date Indebtedness and which are to be released upon payment in full of the Closing Date Indebtedness.

“Indemnified Party” shall have the meaning set forth in Section 9.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).

“Information Technology” shall mean all of the computer hardware, software, networks, systems, microprocessors, firmware and other information technology and communications equipment used in the operation of the information technology systems of the Business.

“In Licenses” shall have the meaning set forth in Section 3.15(c).

“Intellectual Property Rights” shall mean all domestic and foreign (i) trademarks, service marks, trade dress, logos, corporate names, trade names, product names, Internet domain names, or other source identifiers of any kind or nature, including all goodwill associated therewith and symbolized thereby, together will all applications, registrations and renewals for any of the foregoing (collectively, “Trademarks”), (ii) patents, utility models, inventors’ certificates and other rights in and to inventions and industrial designs and pending applications therefor (collectively, “Patents”), (iii) copyrights, mask works and other rights of authorship, together will all pending applications, registrations and renewals associated therewith (collectively, “Copyrights”), (iv) trade secrets and other confidential and proprietary business information, including, but not limited to, all designs, plans, drawings, flow charts, state diagrams, specifications, technology, methods, designs, concepts and other proprietary rights, whether or not registered (“Trade Secrets”), (v) domain name registrations (“Domain Names”), (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable (“Inventions”), (vii) computer programs, applications and other computer software including, with respect to each, all processes, scripts and routines used to process data, object code and source code (with respect to third-party software, to the extent rights to source code have been obtained), documentation for any of the foregoing, electronic data and databases, and web sites (including all related computer code and content) (collectively, “Software”); and (viii) rights under any licenses to use any of the intellectual property described in clauses (i) to (viii) above.

“Interim Financial Statements” shall mean the unaudited consolidated balance sheet of the Company as of March 31, 2010 (the “March 31, 2010 Balance Sheet”) and the related unaudited consolidated statement of income for the three month period then ended.

“Interim Balance Sheet Date” shall mean March 31, 2010.

“IRS” shall mean the United States Internal Revenue Service.

“ISRA” shall mean New Jersey’s Industrial Site Recovery Act N.J.S.A. 13:1K-6 et. seq. And its accompanying regulations.

“ISRA Compliance Costs” shall mean all fees, costs and expenses incurred to achieve compliance with ISRA, including without limitation, attorneys’, consultants’ and engineering fees and disbursements, New Jersey Department of Environmental Protection (“NJDEP”) filing fees and oversight charges,  any surcharges, costs and expenses associated with securing and maintaining any remediation funding source, laboratory and analytical costs and expenses, equipment charges, industrial or hazardous waste disposal costs and all other fees, costs and expenses incurred in connection with or relating Remedial Actions required by ISRA.

“Knowledge” shall mean with respect to the Seller, a particular fact or matter that is actually known by Parent, the Seller, CCI, the Company or one or more of the individuals listed on Schedule A, and with respect to the Buyer, a particular fact or matter that actually is known by the Buyer or one or more of the individuals listed on Schedule B, in either case, presuming by way of a representation to such effect, that the identified individuals have made all inquiries that would be reasonable in light of such individual’s actual knowledge.

“Law” shall mean any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, Order or rule of common law.

“Lease” shall have the meaning set forth in Section 3.14(a).

“Leased Real Property” shall have the meaning set forth in Section 3.14(a).

“Lender” shall have the meaning set forth in Section 2.2(a).

“Lender Indebtedness” shall have the meaning set forth in Section 2.2(a).

“Licenses” shall have the meaning set forth in Section 3.15(c).

“Lien” shall mean a deed of trust, mortgage, security interest, claim, restriction, charge or other encumbrance or collateral interest.

“Losses” shall have the meaning set forth in Section 9.2(a).

“Machinery and Equipment” shall have the meaning set forth in Section 3.13.

“Material Adverse Effect” shall mean any event, circumstance, development, change or effect  that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on, or material adverse change with respect to, the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or CCI taken together as a whole.

“Material Contract” shall have the meaning set forth in Section 3.12(a).

“May 23, 2008 Agreement” shall have the meaning set forth in Section 2.2(a).

“Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) or 3(37) of ERISA, which (i) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six (6) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (ii) covers any current or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

“Non-Competition Agreements” shall mean those Non-Competition Agreements executed and delivered in connection with the consummation of the transactions contemplated by the May 23, 2008 Agreement.

“Notice of Dispute” shall have the meaning set forth in Section 2.6(b).

“Notice Period” shall have the meaning set forth in Section 8.3(a).

“Order” shall mean any order, judgment, award, ruling, decree, writ, injunction of any court, arbitrator or Governmental Authority.

“Ordinary Course” or “Ordinary Course of Business” shall mean the ordinary course of business consistent with Past Practice (including, without limitation, with respect to quantity, quality and frequency).

“Out Licenses” shall have the meaning set forth in Section 3.15(c).

“Outstanding Claims” shall have the meaning set forth in Section 10.2.

“Parent” shall mean Emrise Corporation.

“Party” and “Parties”  “Party” shall mean the Buyer or the Seller (and, to the extent applicable, Parent) and “Parties” shall mean the Buyer and the Seller (and to the extent applicable, Parent) collectively.

“Pascall” shall have the meaning set forth in the definition of “Covered Business”.

“Past Practice” shall mean with respect to the Seller, Company, CCI or the Buyer, as the case may be, the practices and procedures utilized consistently during the three years prior to December 31, 2009.

“Payoff Letters” shall have the meaning set forth in Section 8.9

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six (6) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability (including any contingent liability) and (ii) which covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

“Permits” shall mean all of the permits, licenses, negotiations and other governmental authorizations required for the ownership, leasing or operation of the Assets or the Business.

“Permitted Liens” shall mean (i) liens for Taxes or governmental charges or claims (A) not yet due and payable or (B) being contested in good faith, in each case if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (ii) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the Ordinary Course of Business for sums (A) not yet due and payable or (B) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (iii) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the Ordinary Course of Business, consistent with Past Practice, and iv) easements, rights-of-way, and other similar restrictions on real property, in each case which do not materially interfere with the ordinary conduct of the Business of the Company.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

“Personnel” shall mean all employees, officers, directors and independent contractors of, employed by or contracting with, the Company or CCI.

“Post-Closing Tax Period” shall mean any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins on the day after the Closing Date and ends after the Closing Date.

“Pre-Closing Export Control Laws Liabilities” shall mean any Export Control Laws costs and liabilities to the extent (i) arising as a result of a breach of any representation or warranty made by Seller and CCI, jointly and severally, in Section 3.10(b) hereof or (ii) resulting from the operation of the Business prior to the Closing Date.

“Pre-Closing Returns” shall have the meaning set forth in Section 8.7(a).

“Pre-Closing Tax Period” shall mean any taxable period that ends on or before the Closing Date, or the portion ending on or before the Closing Date of any Straddle Period.

“Preliminary Proxy Statement” shall mean the Preliminary Proxy Statement that is filed with the SEC in connection with the meeting  that is to be held to obtain the approval of  Parent’s stockholders to the consummation of the transactions contemplated herein.

“Prior Claim” shall have the meaning set forth in Schedule 3.9(i).

“Prior Proposals” shall have the meaning set forth in Section 8.8(c).

“Proprietary Information” shall have the meaning set forth in Section 8.12(a).

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Refunds” shall have the meaning set forth in Section 8.7(d).

“Related Documents” shall mean the Escrow Agreement.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, into or onto the Environment, including movement or migration through or in the Environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Remedial Action” shall mean all actions required to comply with any Environmental Laws or applicable remediation criteria of the relevant Governmental Authorities to investigate, clean up, remove, treat or otherwise address any Substance located at, on or under real property.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Recitals.

“Seller’s Company Shares” shall have the meaning set forth in the Recitals.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.2(b).

“Seller’s Refunds” shall have the meaning set forth in Section 8.7(d)

“Shares” shall have the meaning set forth in the Recitals.

“Straddle Period” shall mean any taxable period that begins before and ends after the Closing Date.

“Substances” shall mean any wastes, substances, products, contaminants, pollutants or materials, whether solid, liquid or gaseous, that (i) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum or any fraction thereof, (ii) whose release or threatened release may require removal, remediation or reporting under any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such by any Governmental Authority under any Environmental Law.

“Superior Proposal” shall have the meaning set forth in Section 8.8(c).

“Tax” or “Taxes” shall mean federal, state, local or foreign net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another person or as a result of being a member of an affiliated, consolidated, unitary or combined group.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” shall have the meaning set forth in Section 8.8(d).

“Termination Expenses” shall have the meaning set forth in Section 8.8(d).

“Third Party Claims”  shall have the meaning set forth in Section 9.3(c).

“Transfer Taxes” shall have the meaning set forth in Section 8.7(j).

“Treasury Regulations” shall mean the Regulations promulgated under the Code.

“Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (a) which the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) which covers any current or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).